Exhibit (a)(1)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SONOSITE, INC.

at

$54.00 NET PER SHARE

by

SALMON ACQUISITION CORPORATION

an indirect wholly owned subsidiary of

FUJIFILM HOLDINGS CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 15, 2012, UNLESS THE OFFER IS EXTENDED

THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 15, 2011 (THE “MERGER AGREEMENT”) AMONG FUJIFILM HOLDINGS CORPORATION (“PARENT”), SALMON ACQUISITION CORPORATION (“PURCHASER”) AND SONOSITE, INC. (THE “COMPANY” OR “SONOSITE”). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT REPRESENTS A MAJORITY OF THE OUTSTANDING SHARES ON THE DATE OF PURCHASE (TAKING INTO ACCOUNT ALL SHARES THAT THE COMPANY WOULD BE REQUIRED TO ISSUE PURSUANT TO THE CONVERSION OR EXERCISE OF OPTIONS, RIGHTS AND SECURITIES THAT ARE THEN CONVERTIBLE INTO OR THEN EXERCISABLE FOR SHARES) (THE “MINIMUM CONDITION”), (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE “HSR ACT”) HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE “HSR CONDITION”) AND (III) MERGER CONTROL APPROVAL BY THE GERMAN FEDERAL CARTEL OFFICE (THE “FCO”) HAVING BEEN OBTAINED OR THE RELEVANT WAITING PERIOD UNDER THE GERMAN ACT AGAINST RESTRAINTS OF COMPETITION (THE “ARC”) HAVING EXPIRED WITHOUT A DECISION BY THE FCO (THE “GERMAN ANTITRUST CONDITION”). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY’S SHAREHOLDERS, (II) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE AT A PRICE AND ON TERMS THAT ARE IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY’S SHAREHOLDERS, (III) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (IV) RECOMMENDED THAT THE SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED UNDER THE WASHINGTON BUSINESS CORPORATION ACT, APPROVE THE MERGER AGREEMENT.

IMPORTANT

Any shareholder desiring to tender all or any portion of such shareholder’s Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

January 17, 2012

SCHEDULES
Schedule I.	Directors and Executive Officers of Parent and Purchaser

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this offer to purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this offer to purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the last page of this offer to purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

•

We are Salmon Acquisition Corporation, a newly formed Delaware corporation and an indirect wholly owned subsidiary of FUJIFILM Holdings Corporation. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer. See Section 8.

•

FUJIFILM Holdings Corporation is a Japanese corporation with global operations and is listed on the First Section of the Tokyo Stock Exchange. FUJIFILM Holdings Corporation is the holding company of the FUJIFILM Group that is undertaking business in the three operating segments of Imaging Solutions, Information Solutions and Document Solutions. The Imaging Solutions segment provides color films, color paper and chemicals for photo-printing, lab printing services and digital cameras. The Information Solutions segment provides equipment and materials for medical systems and life sciences, pharmaceuticals, materials for graphic arts, along with flat panel materials, office and industrial equipment and materials, recording media and optical devices. The Document Solutions segment provides office copy machines and multifunction devices, printers, production services and related products, office services, paper, consumables, and other related services.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•	We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company. See the “Introduction” and Section 1.

•

The offer is not being made for (nor will tenders be accepted of) any of the Company’s 3.75% Convertible Senior Notes due 2014 (the “Convertible Notes”). Holders of the Convertible Notes who wish to participate in the offer must first convert their Convertible Notes into the Company’s shares. However, if the offer closes as scheduled, holders of the Convertible Notes will not be able to complete the requisite conversion procedures prior to the closing of the offer, and therefore will not be able to participate in the offer. After consummation of the offer, the Company will mail a written notice setting forth the procedure for the holders of Convertible Notes to exercise their rights to require the Company to repurchase their Convertible Notes. Holders of Convertible Notes will also be entitled to convert their Convertible Notes for a certain period following the consummation of the offer in accordance with the terms of the indenture pursuant to which the Convertible Notes were issued. See the “Introduction” and Section 11.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•

We are offering to pay $54.00 per share (the “Offer Price”), net to the seller in cash (subject to applicable withholding taxes), upon the terms and subject to the conditions contained in this offer to purchase and in the related Letter of Transmittal. If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction,” Section 1 and Section 5.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•

We are not obligated to purchase any shares unless there have been validly tendered and not withdrawn prior to the expiration of the offer at least a majority of the then outstanding shares of the Company on a fully diluted basis. See Section 1 and Section 14.

i

•

We are not obligated to purchase any shares unless prior to the expiration of the offer (i) any applicable waiting period under the HSR Act has expired or been terminated and (ii) merger control approval by the FCO has been obtained or the relevant waiting period under the ARC has expired without a decision by the FCO. On January 13, 2012 Purchaser received notice that the FCO had unconditionally approved the transaction. See Section 14.

These and other conditions to our obligations to purchase shares tendered in the offer are described in greater detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•	Yes. FUJIFILM Holdings Corporation will provide us with the funds necessary to purchase the Shares in the offer. The offer is not conditioned on any financing arrangements. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•

Because the form of payment consists solely of cash and all of the funding that will be needed has already been arranged, and also because of the lack of any relevant historical information concerning Salmon Acquisition Corporation, we do not think the financial condition of Salmon Acquisition Corporation is relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•

You will have at least until 5:00 p.m., New York City time, on Wednesday, February 15, 2012, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•

The merger agreement requires us, subject only to our right to terminate the agreement, to extend the period of time during which the offer remains open (i) for any period required by applicable rules or regulations or (ii) if any of the conditions to the offer have not been satisfied, for successive periods of up to 10 business days (or such longer period as the parties may agree) until the earlier of the date on which all conditions to the offer have been satisfied and September 12, 2012. The offer may be further extended until December 12, 2012 if the HSR Condition or the German Antitrust Condition have not been satisfied by September 12, 2012, but all other conditions to the offer have been satisfied by such date, and either we or SonoSite elect to extend the termination date of the offer. In addition, we may extend the offer for subsequent offer period of not less than three nor more than 20 business days. You will not have withdrawal rights during any subsequent offering period. See Section 1 and Section 2.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•

If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform Computershare, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

To tender your shares in the offer, you must:

•

complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

•	tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

•

if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless we have accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after Friday, March 16, 2012. Shares tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES SONOSITE’S BOARD OF DIRECTORS THINK OF THE OFFER?

•

The Board of Directors of SonoSite has unanimously (i) determined that the merger agreement is advisable and fair to, and in the best interests of, SonoSite and its shareholders, (ii) determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, taken together, are at a price and on terms that are in the best interests of SonoSite and its shareholders, (iii) approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and (iv) recommended that its shareholders accept the offer, tender their shares pursuant to the offer and, if required under the Washington Business Corporations Act (“Washington Law” or the “WBCA”), approve the merger agreement. See the “Introduction.”

WILL SONOSITE CONTINUE AS A PUBLIC COMPANY?

•

If the merger occurs, SonoSite will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that the shares will no longer be eligible to be traded through the NASDAQ Global Select Market or other securities market, there may not be a public trading market for the shares and SonoSite may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we accept for payment and pay for at least the number of shares that shall constitute a majority of the outstanding shares on a fully diluted basis, we and SonoSite will merge, either through a short-form merger in which we are the surviving corporation, or a long-form merger in which SonoSite is the surviving corporation. If either the long-form merger or the short-form merger occurs, each issued and then outstanding share (other than any shares owned by FUJIFILM Holdings Corporation, Salmon Acquisition Corporation or any of their subsidiaries and any shares held by shareholders exercising dissenters’ rights in respect of their shares) will be canceled and converted automatically into the right to receive $54.00 per share, in cash (or any greater amount per share paid pursuant to the offer), without interest. See the “Introduction.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you had tendered your shares in the offer (unless you exercise dissenters’ rights in connection with the merger).

•

If you decide not to tender your shares in the offer and the merger does not occur, and we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that the shares will no longer be eligible to be traded through the NASDAQ Global Select Market or other securities market, there may not be a public trading market for the shares and SonoSite may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly-held companies. See Section 13.

•

Following the offer it is possible that the shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your shares may no longer be used as collateral for loans made by brokers. See Section 13.

ARE DISSENTERS’ RIGHTS AVAILABLE?

•

No dissenters’ rights are available in connection with the offer. If the merger occurs, however, SonoSite will send shareholders of SonoSite notice of their dissenters’ rights and a copy of the WBCA dissenters’ rights statute, which is Chapter 23B.13 of the Revised Code of Washington. In summary, shareholders of SonoSite who have not tendered their shares and who exercise their dissenters’ rights in accordance with the notice and the dissenters’ rights statute, may demand a determination of the fair value of their shares and receive payment in cash of such value with interest. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Any determination of the fair value of shares could be based upon considerations other than, or in addition to, the price paid in the offer and the market value of the shares. The value so determined could be more or less than the offer price. If any shareholder who demands dissenters’ rights under Chapter 23B.13 fails to perfect, or effectively withdraws or loses his or her or its right to dissenters’ rights, as provided in the WBCA, each of the SonoSite shares of such holder will be converted into the right to receive the offer price in accordance with the merger agreement. See Section 11.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•

On December 14, 2011, the last full trading day before we announced our offer, the last reported closing price per share on the NASDAQ Global Select Market was $42.24 per share. On November 2, 2011, the last full trading day before news reports relating to a potential transaction involving SonoSite were first published, the last reported closing price per share on the NASDAQ Global Selection Market was $30.78. See Section 7.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

•

If you are a U.S. Holder (as defined in Section 5), the receipt of cash for shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. If you are a Non-U.S. Holder (as defined in Section 5), any gain realized upon the receipt of cash for shares pursuant to the offer generally will not be subject to U.S. federal income tax, subject to certain exceptions discussed in Section 5. You should consult your tax advisor about the U.S. federal income tax consequences, as well as any other tax consequences, of participating in the offer in light of your particular circumstances. See Section 5.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You may call Innisfree M&A Incorporated, the Information Agent, toll free at (877) 717-3930. (Banks and brokers may call collect at (212) 750-5833.)

To the Holders of Common Stock of

SonoSite, Inc.:

INTRODUCTION

Salmon Acquisition Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of FUJIFILM Holdings Corporation, a corporation incorporated in Japan (“Parent”), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (“Shares”), of SonoSite, Inc., a Washington corporation (the “Company”), that are issued and outstanding for $54.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the “Offer”). See Section 8 for additional information concerning Parent and Purchaser.

Tendering shareholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering shareholder or other payee that fails to complete and sign the IRS Form W-9, which is included in the Letter of Transmittal, or the appropriate IRS Form W-8, as applicable may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of Computershare Inc. (the “Depositary”) and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer. See Section 16.

THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”) HAS UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY’S SHAREHOLDERS, (II) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE AT A PRICE AND ON TERMS THAT ARE IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY’S SHAREHOLDERS, (III) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (IV) RECOMMENDED THAT THE COMPANY’S SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED UNDER WASHINGTON LAW, APPROVE THE MERGER AGREEMENT.

J.P. Morgan Securities LLC (“J.P. Morgan”) has delivered to the Board its written opinion dated December 14, 2011 to the effect that, as of such date and based upon and subject to the matters set forth in J.P. Morgan’s opinion, the consideration to be paid to the holders of Shares in the Offer and the Merger was fair, from a financial point of view, to those holders. The full text of J.P. Morgan’s written opinion, dated December 14, 2011, which sets forth the assumptions made, matters considered and limits on the review undertaken by J.P. Morgan in rendering its opinion, is contained in the Company’s Solicitation Statement/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and which is being mailed to the Company’s shareholders with this Offer to Purchase. J.P. Morgan’s written opinion is addressed to the Board, is directed only to the fairness, from a financial point of view, of the consideration to be paid to the holders of Shares in the Offer and the Merger, and does not constitute a recommendation to any shareholder of the Company as to whether such stockholder should tender Shares in the Offer or how such shareholder should vote with respect to the Merger or any other matter.

THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 15, 2011 (THE “MERGER AGREEMENT”) AMONG PARENT, PURCHASER AND THE COMPANY. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT REPRESENTS A MAJORITY OF THE OUTSTANDING SHARES ON THE DATE OF PURCHASE (TAKING INTO ACCOUNT ALL SHARES THAT THE COMPANY WOULD BE REQUIRED TO ISSUE PURSUANT TO THE CONVERSION OR EXERCISE OF OPTIONS, RIGHTS AND SECURITIES THAT ARE THEN CONVERTIBLE INTO OR THEN EXERCISABLE FOR SHARES) (THE “MINIMUM CONDITION”), (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE “HSR ACT”) HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE “HSR CONDITION”) AND (III) MERGER CONTROL APPROVAL BY THE GERMAN FEDERAL CARTEL OFFICE (THE “FCO”) HAVING BEEN OBTAINED OR THE RELEVANT WAITING PERIOD UNDER THE GERMAN ACT AGAINST RESTRAINTS OF COMPETITION (THE “ARC”) HAVING EXPIRED WITHOUT A DECISION BY THE FCO (THE “GERMAN ANTITRUST CONDITION”). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of Washington Law and the General Corporation Law of the State of Delaware (the “DGCL”), Purchaser and the Company will merge (the “Merger”), with the surviving corporation in the Merger (the “Surviving Corporation”) continuing as a wholly owned indirect subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent or the Company, or any direct or indirect wholly owned subsidiary of Purchaser, Parent or the Company, and other than Shares held by shareholders who shall have demanded and perfected dissenters’ rights under Washington Law) shall be canceled and converted automatically into the right to receive $54.00 in cash, or any different amount that may be paid per Share in the Offer, without interest (the “Merger Consideration”). Shareholders who do not tender their Shares in the Offer will receive notice of their dissenters’ rights in connection with the Merger. Shareholders who demand and fully perfect dissenters’ rights under the notice and Washington Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares with interest as determined pursuant to the procedures prescribed by Washington Law and the notice of dissenters’ rights provided in connection with the Merger. See Section 11. The Merger Agreement is more fully described in Section 10. Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5.

The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Parent representation on the Board equal to the product of (x) the total number of directors on the Board (giving effect to the directors elected or appointed by Parent) multiplied by (y) a fraction, the numerator of which is the number of Shares then owned by Purchaser and Parent, and the denominator of which is the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions necessary to cause the individuals designated by Parent to be elected or appointed to the Board, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

Following the closing of the Offer, the Board will have at least such number of directors who qualify as independent directors for purposes of the continued listing requirements of The NASDAQ Global Select Market (“NASDAQ”) and SEC rules and regulations (the “Independent Directors”) as are required by such rules and regulations, provided that the Company is required, upon Parent’s request, to take all action necessary to elect to be treated as a “Controlled Company” for purposes of Listing Rule 5615(c) of the NASDAQ Listing Rules (or any successor provision) and make all necessary filings and disclosures associated with such status. If the number of Independent Directors is reduced below the number of directors required by such rules and regulations, the remaining Independent Directors will be entitled to designate persons to fill such vacancies. In addition, the Merger Agreement requires that, following the closing of the Offer, the Company Board shall always have at least three directors who were directors prior to the appointment of any directors by Parent.

The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval of the Merger Agreement and the Merger by the requisite vote of the shareholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under the Company’s Articles of Incorporation and Washington Law, the affirmative vote of the holders of a majority of the outstanding Shares is generally required to approve the plan of merger, the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve the plan of merger, the Merger Agreement and the Merger without the vote of any other shareholder.

If Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser may, at its option, consummate the Merger under Washington Law without a vote of the Company’s shareholders and without convening a shareholders’ meeting (the “Short-Form Merger”). In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Short-Form Merger to become effective in accordance with Washington Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company’s shareholders. If, however, (i) Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company’s shareholders is required under Washington Law to consummate the Merger, or (ii) Purchaser does not choose to consummate the Short-Form Merger, a significantly longer period of time will be required to effect the Merger. In such event, the Company has agreed to convene and hold, as promptly as reasonably practicable, a meeting of its shareholders for the purpose of obtaining the approval of shareholders for the Merger. See Section 11. If Purchaser acquires less than 90% of the then outstanding Shares pursuant to the Offer, Purchaser may elect to purchase newly-issued Shares to increase its ownership of Shares to at least 90% of the then outstanding Shares (the “Top-Up Option”), thereby permitting Purchaser to approve and adopt the plan of merger, the Merger Agreement and the Merger without a vote of the Company’s shareholders.

The Company has advised Purchaser that as of January 10, 2012, 14,100,874 Shares were issued and outstanding, and 3,495,878 Shares were reserved for issuance pursuant to outstanding employee stock options and other convertible securities. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 8,798,377 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Washington Law, without a meeting of the Company’s shareholders, if Purchaser acquired 12,690,787 Shares (assuming that no Shares reserved for issuance as of January 10, 2012 pursuant to outstanding employee stock options and other convertible securities are issued prior to the effective date of the Merger).

The Offer is not being made for (nor will tenders be accepted of) any of the Company’s 3.75% Convertible Notes due 2014 (the “Convertible Notes”). Holders of Convertible Notes who wish to participate in the Offer must first convert their Convertible Notes into Shares in accordance with the terms of the Base Indenture dated as of June 16, 2007 between the Company and Wells Fargo Bank, National Association, as Trustee, as supplemented by the First Supplemental Indenture dated as of July 16, 2007 between the Company and the Trustee (as so supplemented, the “Indenture”), and tender the Shares issued upon such conversion pursuant to the Offer. However, if the Offer closes as scheduled, holders of Convertible Notes will not be able to complete the requisite conversion procedures prior to the closing of the Offer, and therefore will not be able to participate in the Offer. Under the Indenture, in connection with the Offer any holder of Convertible Notes may, at such holder’s option and at the times and subject to the conditions set forth in the Indenture, (i) convert the principal amount thereof into a number of Shares determined pursuant to a formula set out in the Indenture or (ii) require the Company to repurchase such Convertible Notes, in each case subject to the terms and conditions set forth in the Indenture. Holders of Convertible Notes who convert their Convertible Notes into Shares will have no right under the Indenture to revoke an effective conversion. Accordingly, if the Offer terminates or expires without the purchase of Shares or if Shares tendered after conversion by a holder of Convertible Notes are not purchased for any reason, the converting holder will no longer have any rights under the Indenture. Under the Merger Agreement, Convertible Notes that are not converted into Shares prior to the closing of the Offer will be treated in accordance with the terms of the Indenture. See Section 11.

Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will make a public announcement thereof on the next business day after the previously scheduled expiration date of the Offer. See Section 1.

No dissenters’ rights are available in connection with the Offer; however, shareholders may have dissenters’ rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company’s shareholders. See Section 11.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. “Expiration Date” means 5:00 p.m., New York City time, on Wednesday, February 15, 2012, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition, the HSR Condition, and the German Antitrust Condition. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition, other than the Minimum Condition, in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser may not, without the prior consent of the Company, (i) decrease the price per Share payable in the Offer, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the number of shares to be purchased in the Offer, (iv) impose conditions to the Offer in addition to those set forth in Section 14, (v) amend, modify or supplement the conditions to the offer set forth in Section 14 in a manner adverse to the holders of Shares, (vi) amend or waive the Minimum Condition, (vii) extend the Offer in any manner other than pursuant to and in accordance with the terms of the Offer or (viii) amend any of the terms of the Merger Agreement in any manner adverse to the holders of Shares.

The Merger Agreement provides that, subject only to Parent’s right to terminate the Merger Agreement, Purchaser shall (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ that is applicable to the Offer and (ii) if any of the conditions to the closing of the Offer have not been satisfied, extend the Offer for successive periods of up to 10 business days each (or such longer period as Parent and the Company may agree) beyond the scheduled expiration date (which shall be the 21st business day after the commencement of the Offer), until the earlier of the date on which all conditions to the

Offer have been satisfied and September 12, 2012. The Offer may be further extended until December 12, 2012 if the HSR Condition and the German Antitrust Condition have not been satisfied by September 12, 2012, but all other conditions to the Offer have been satisfied by such date, and either of Parent or the Company elects to extend the termination date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder’s Shares. See Section 4. In addition, we may provide for a subsequent offering period of not less than three nor more than 20 business days. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10 business day period.

Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the SEC, Purchaser may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the “Subsequent Offering Period”), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser’s obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by the Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News Service or the Public Relations Newswire on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, a “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings.

The Company has provided Purchaser with the Company’s shareholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment promptly after the Expiration Date all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent’s Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from

Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its wholly owned subsidiaries, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to Purchaser that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing the Letter of Transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 15, 2011). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

Under the backup withholding provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of any payments of cash pursuant to the Offer. To prevent backup withholding with respect to payment to shareholders of the purchase price of Shares purchased pursuant to the Offer, each shareholder generally must provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) and certify that such shareholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal or the appropriate IRS Form W-8, as applicable.

4. Withdrawal Rights.

Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, March 16, 2012. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

5. Material U.S. Federal Income Tax Consequences.

The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders and Non-U.S. Holders (each as defined below). The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to U.S. Holders and Non-U.S. Holders that hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, holders that actually or constructively own or have owned more than 5% of the total outstanding Shares by vote or by value, insurance companies, U.S. expatriates, holders subject to the alternative maximum tax under the Code, tax-exempt organizations and traders or dealers in securities) that may be subject to special rules. This discussion does not address the effect of any U.S. federal estate or gift tax laws or any state, local, non-U.S. or other tax laws.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the perfection of dissenters’ rights) and who is: (i) an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes, (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate that is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (a) a U.S. court is able to exercise supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding U.S. federal income tax consequences of the ownership of our common stock.

A Non-U.S. Holder is a beneficial owner of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the perfection of dissenters’ rights) and who is not a U.S. Holder or a partnership or other pass-through entity.

The tax treatment of a partner in a partnership that holds Shares, including any entity treated as a partnership for U.S. federal income tax purposes, generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships holding Shares and such partnerships holding Shares should consult their own tax advisors.

EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

U.S. Holders

Sale of Shares. The receipt of cash for Shares pursuant to the Offer or the Merger (whether upon receipt of the Merger Consideration or pursuant to the perfection of dissenters’ rights) by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger. Gain or loss must be determined separately for each block of Shares sold pursuant to the Offer or converted to cash in the Merger (for example, Shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Shares for more than one year at the time of the completion of the Offer or consummation of the Merger (as applicable). Long-term capital gain of non-corporate U.S. Holders, including individual U.S. Holders, currently is subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding. Payments to a U.S. Holder in connection with the Offer or Merger may be subject to backup withholding at a rate of 28% unless such U.S. Holder (i) provides a correct TIN (which, for an individual U.S. Holder, is the U.S. Holder’s social security number) and any other required information or (ii) comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the IRS. U.S. Holders may prevent backup withholding by completing and signing the IRS Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS in a timely manner. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each U.S. Holder should consult its tax advisor as to such U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders.

Sale of Shares. Any gain realized upon the receipt of cash for Shares pursuant to the Offer or the Merger by a Non-U.S. Holder will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, (ii) the Non-U.S. Holder is a nonresident alien individual who will be present in the United States for 183 days or more during the taxable year of Offer or the Merger, and certain other requirements are met, or (iii) the Shares constitute a “United States real property interest” for U.S. federal income tax purposes with respect to the Non-U.S. Holder by reason of the Company’s status as a “United States real property holding corporation” (a “USRPHC”) at any time within the shorter of the five-year period preceding the Offer or Merger (as applicable) or the Non-U.S. Holder’s holding period for the Shares. The Company has represented in the Merger Agreement that it has not been a USRPHC during the preceding five-year period. However, even if the Company is or has been a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax as long as the Non-U.S. Holder actually or constructively holds or held, during the applicable period, 5% or less of the Company’s common stock.

Unless an applicable income tax treaty provides otherwise, gain described in (i) in the preceding paragraph will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder recognizing such gain were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Gain recognized by an individual Non-U.S. Holder described in (ii) in the preceding paragraph will be subject to U.S. federal income tax at a flat 30% rate (unless an applicable income tax treaty provides otherwise), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States for U.S. federal income tax purposes).

Backup Withholding. Payments to a Non-U.S. Holder in connection with the Offer or Merger may be subject to backup withholding at a rate of 28% unless such a Non-U.S. Holder furnishes the required certification as to its non-U.S. status by providing the applicable IRS Form W-8 or by otherwise establishing that such Non-U.S. Holder is not subject to backup withholding. Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is provided to the IRS in a timely manner. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each Non-U.S. Holder should consult its tax advisor as to such Non-U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6. Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “SONO”. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on NASDAQ as reported by the Dow Jones News Service. No dividends have been declared or paid on the Shares during the quarters indicated.

Shares Market Data

	High	Low
2009:
First Quarter	$20.58	$15.61
Second Quarter	$20.80	$15.27
Third Quarter	$28.48	$18.00
Fourth Quarter	$29.61	$21.89

2010:
First Quarter	$32.71	$23.61
Second Quarter	$34.00	$25.65
Third Quarter	$34.25	$27.80
Fourth Quarter	$34.90	$29.45

2011:
First Quarter	$38.77	$31.43
Second Quarter	$36.67	$32.08
Third Quarter	$36.97	$26.30
Fourth Quarter	$54.08	$29.30

On November 2, 2011, the last full trading day before news reports relating to a possible sale of SonoSite were first published, the closing price per Share as reported on NASDAQ was $30.78. On December 14, 2011, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser’s intention to commence the Offer, the closing price per Share as reported on NASDAQ was $42.24. On January 13, 2012, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on NASDAQ was $53.78. As of January 10, 2012, the approximate number of holders of record of the Shares was 1,912.

Shareholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Parent and Purchaser have relied on the accuracy of such information furnished by the Company and/or included in the publicly available information on the Company and have not made any independent attempt to verify the accuracy of such information.

General. The Company is a Washington corporation with its principal executive offices located at 21919 30th Drive S.E., Bothell, Washington 98021. The telephone number for the Company’s principal executive offices is (425) 951-1200. The Company is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the Company is represented by 14 subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.

Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Parent and Purchaser conducted a due diligence review of the Company and in connection with such review received certain projections of the Company’s future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure and are included herein only because they were provided to Parent and Purchaser. The Company has advised Parent and Purchaser that these projections were prepared by the Company’s management based on numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. No assurances can be given with respect to any such assumptions. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the December 15, 2011 announcement of the proposed acquisition of the Company by Parent pursuant to the Offer and the Merger. The information set forth below is presented for the limited purpose of giving the shareholders access to the financial projections prepared by the Company’s management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer.

	Fiscal Years
	2011	2012	2013	2014	2015	2016	2017
	(Thousands of dollars, except per share data)
Total Revenue	$319,021	$369,001	$446,584	$529,900	$612,578	$701,601	$794,902
EBIT	27,369	47,155	85,744	119,227	143,956	171,892	203,495
Net Income	10,955	24,468	49,495	74,141	94,214	114,465	135,766
EPS(1)	0.77	1.69	3.30	4.78	5.92	7.01	8.10
Free Cash Flow(2)	19,304	32,016	52,268	76,195	95,094	117,317	141,067

(1)	EPS includes amortization of convertible debt discount.
(2)	Free Cash Flow refers to cash flow from operations less capital expenditures.

Certain matters discussed herein, including, but not limited to these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above under “Certain Projected Financial Data of the Company”. While presented with numerical specificity, these projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the projections will be realized and the actual results for the years ending December 31, 2011, 2012, 2013, 2014, 2015, 2016 and 2017 may vary materially from those shown above.

In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither the Company’s nor Parent’s independent accountants has examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections in this Offer to Purchase should not be regarded as an indication that any of Parent, Purchaser or the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events and the projections should not be relied on as such. None of Parent, Purchaser, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. None of Parent, Purchaser or any of their respective affiliates or representatives has made or makes representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Forward-looking statements also include those preceded by, followed by or that include the words “believes”, “expects”, “anticipates” or similar expressions. The inclusion of the financial projections herein shall not be deemed an admission or representation by the Company or Parent that they are viewed by the Company, Purchaser or Parent as material information of the Company.

Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s shareholders and filed with the SEC. Such reports, proxy statements and other information is available free of charge on the SEC’s website at http://www.sec.gov.

8. Certain Information Concerning Purchaser and Parent.

General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 200 Summit Lake Drive, Valhalla, New York, 10595-1356. Purchaser is an indirect wholly owned subsidiary of Parent.

Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

Parent is a Japanese corporation with global operations and is listed on the First Section of the Tokyo Stock Exchange. Its principal offices are located at 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan.

The predecessor of Parent, Fuji Photo Film Co., Ltd., was established in 1934 and built up a wealth of advanced technologies in the field of photo imaging. Fuji Photo Film was renamed FUJIFILM Holdings Corporation in 2006. Parent is now the holding company of the FUJIFILM Group that is undertaking business in the three operating segments of Imaging Solutions, Information Solutions and Document Solutions. The Imaging Solutions segment provides color films, color paper and chemicals for photo-printing, lab printing services and digital cameras. The Information Solutions segment provides equipment and materials for medical systems and life sciences, pharmaceuticals, materials for graphic arts, along with flat panel materials, office and industrial equipment and materials, recording media and optical devices. The Document Solutions segment provides office copy machines and multifunction devices, printers, production services and related products, office services, paper, consumables, and other related services.

Parent is accelerating the concentrated investment of its management resources in the six priority business fields of medical systems/life sciences, graphic arts, documents, optical devices, highly functional materials, and digital imaging.

The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

9. Financing of the Offer and the Merger.

The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1 billion. Purchaser will obtain all of such funds from Parent or one of Parent’s subsidiaries. Parent and its subsidiary will provide such funds from existing resources. Purchaser and Parent have no alternative financing arrangements or financing plans.

10. Background of the Offer; Contacts with the Company; the Merger Agreement.

In the ordinary course of business, Parent’s board of directors and senior management regularly review and consider various strategic opportunities available to Parent. In May 2011, following internal discussions regarding a potential acquisition of the Company, FUJIFILM Corporation (“Fujifilm”), a wholly owned subsidiary of Parent, contacted GCA Savvian Advisors, LLC (“GCA Savvian”) to inquire whether the Company would be interested in a potential strategic opportunity with Fujifilm. On May 31, 2011, Fujifilm executed a non-disclosure letter with GCA Savvian to facilitate communications between Parent and the Company. For purposes of this section only, “Parent” shall refer collectively to Parent and Fujifilm.

On July 20, 2011, Fujifilm sent a letter to Kevin M. Goodwin, CEO of the Company, that expressed a desire to discuss and consider strategic alternatives, including the possibility of a business combination, between Parent and the Company.

On August 10, 2011, representatives of Parent met with Mr. Goodwin over lunch while Mr. Goodwin was in Japan for a separate engagement. During the course of the lunch, the parties discussed the Company’s technology and market opportunities, as well as the possibility of a strategic transaction, including a business combination, between the Company and Parent.

On August 26, 2011, Fujifilm and the Company executed a confidentiality agreement that included a customary “standstill” provision, with a term of 18 months.

On August 30, 2011 and August 31, 2011, representatives from Parent visited the Company. Parent’s representatives discussed with Mr. Goodwin and the Company’s senior management the companies’ respective technologies and business capabilities.

On September 16, 2011 (Japan time), additional representatives of Parent conducted a video conference with the Company’s management. The representatives of Parent and the Company’s management discussed their respective technologies and strategic plans.

In early September 2011, Parent was informed by the Company that the Company had retained J.P. Morgan to run a limited auction process due to multiple parties expressing interest in pursuing an acquisition of the Company.

On September 26, 2011, Parent received a process letter from J.P. Morgan instructing Parent to submit a written preliminary, non-binding indication of interest no later than 5:00 P.M. (Pacific Standard Time) on October 13, 2011.

Between September 23, 2011 and October 13, 2011, Parent reviewed preliminary due diligence information shared by the Company.

On September 27, 2011, a representative of Parent met with Mr. Goodwin and other representatives of the Company at the Company’s headquarters to continue to discuss a possible transaction and conduct preliminary due diligence regarding the Company.

In early October 2011, Parent met with potential legal, accounting and other advisors, and soon thereafter retained Barclays Capital Japan Limited as its financial advisor, Shearman & Sterling LLP (“Shearman & Sterling”) as its legal advisor, Deloitte Touche Tohmatsu as its accounting advisor and Towers Watson as its executive compensation advisor.

On October 13, 2011, Parent submitted, through Fujifilm, to the Company a written preliminary, non-binding indication of interest whereby it proposed to acquire the Company at a price of $47.00 in an all cash transaction.

Beginning October 31, 2011, Parent was provided access to the Company’s electronic data room, which contained financial, operating, regulatory, intellectual property, employment, legal and other due diligence materials regarding the Company.

On November 1, 2011, J.P. Morgan delivered to Parent a second process letter, communicating a deadline of December 6, 2011 for final, fully-financed and binding offers. Parent’s binding offer was required to remain open until at least December 13, 2011.

On November 3, 2011, Bloomberg published a news article regarding the Company and speculating about its acquisition process. The Company had no comment. That day, the price of the Company’s common stock on NASDAQ increased by 30% from $30.78 at the close of the market on November 2, 2011 to $39.95 per share at the close of the market on November 3, 2011.

On November 7, 2011, J.P. Morgan delivered to Parent a draft of the definitive acquisition agreement prepared by Fenwick & West LLP, counsel to the Company (“Fenwick & West”), and invited comments to be received together with a proposal on December 6, 2011. The draft merger agreement was also loaded into the electronic data room. On November 24, 2011, a draft of the disclosure letter to the draft definitive acquisition agreement, prepared by the Company and Fenwick & West, was made available in the electronic data room to Parent.

From November 3, 2011 through December 6, 2011, legal, financial, accounting and tax advisors to Parent held multiple telephonic meetings with representatives of Fenwick & West and J.P. Morgan regarding the form of merger agreement and disclosure letter. In addition, Parent and its legal, financial, accounting and tax advisors conducted extensive due diligence, including a review of materials in the Company’s electronic data room.

On November 7 and 8, 2011, representatives of Parent and its advisors met with the Company for due diligence presentations and meetings.

On December 6, 2011, Parent proposed $49.00 per share in an all cash transaction and informed the Company and J.P. Morgan that it had completed its diligence review of the Company. Together with its revised proposal, Parent submitted its comments to the draft merger agreement and the draft disclosure letter.

In its markup of the proposed merger agreement, among other things, Parent:

•	proposed an alternative merger structure for the transaction (rather than a tender offer);

•	requested that employment agreements with certain employees of the Company be executed as a pre-condition to signing the merger agreement;

•	requested additional representations and warranties from the Company;

•	proposed a termination fee equal to 4% of the aggregate merger consideration;

•	requested changes to the Company’s ability to respond to an unsolicited proposal and Parent’s ability to match any such proposal;

•

introduced a revision to clarify that Parent would have no obligation to divest assets or take other actions necessary to ensure that no governmental entity entered an order or injunction prohibiting the merger on antitrust grounds;

•	added a condition to closing requiring that all antitrust filings and clearances applicable to the consummation of a merger between the Company and Parent had been obtained; and

•	requested payment of Parent’s out-of-pocket fees and expenses incurred in connection with the transaction if the Company terminated the merger agreement in certain situations.

On December 8, 2011, J.P. Morgan informed Parent that, based on Parent’s revised proposal, the Company board had authorized J.P. Morgan to contact Parent to ask it to submit a best and final offer, together with a final proposed merger agreement and disclosure letter, on or before December 11, 2011. Later that day on December 8, 2011, Fenwick & West delivered a revised version of the merger agreement to Parent. The revised proposed merger agreement included, among others, the following terms:

•

preserved the tender offer structure, but provided that the second step of the proposed transaction may be completed, at Parent’s election, via the merger of Purchaser into the Company, rather than the merger of the Company into Purchaser;

•	accepted some but not all of the additional representations and warranties from the Company requested by Parent and another bidder for the Company;

•	proposed a termination fee equal to 3% of the aggregate merger consideration;

•	accepted some but not all of the requested changes from Parent and another bidder to the Company’s ability to respond to an unsolicited proposal and the buyer’s ability to match any such proposal;

•

accepted another bidder’s request to limit and qualify the buyer’s obligation to divest assets or take other actions necessary to ensure that no governmental entity entered an order or injunction prohibiting the merger on antitrust grounds to only those divestitures that would not have a material adverse effect on the Company or the buyer; and

•	proposed an additional condition to closing that all antitrust filings and clearances in Germany (in addition to the United States) had been obtained.

On December 10, 2011, Fenwick & West also delivered a revised draft of the disclosure letter to Parent. The revised draft addressed and responded to the comments received on the disclosure letter from Parent and another bidder for the Company.

On December 10, 2011 (Japan time), Parent informed J.P. Morgan that it would not be able to hold a board meeting to approve a final proposal before the night of December 14, 2011 Pacific time.

On December 12, 2011, Parent submitted a final written proposal for a $54.00 all cash transaction with limited revisions to the proposed merger agreement and disclosure letter. Between December 12, 2011 and December 13, 2011, representatives of Fenwick & West and representatives of Shearman & Sterling had multiple telephone calls to discuss and negotiate portions of the definitive merger agreement and disclosure letter.

On December 14, 2011, Parent submitted a further revised proposed merger agreement and disclosure letter. During December 14, 2011, representatives of Shearman & Sterling and representatives of Fenwick & West held multiple telephone calls to further discuss, negotiate and agree upon portions of the revised definitive merger agreement, including provisions regarding the jurisdictions in which antitrust filings would be made and closing conditions regarding antitrust filings.

On December 14, 2011, following a meeting of the Company’s board of directors where the Company’s board approved the proposed transaction with Parent, representatives of Fenwick & West distributed revised versions of the merger agreement and disclosure letter to representatives of Shearman & Sterling. Shortly thereafter, representatives of Fenwick & West and Shearman & Sterling had a telephone call where the final terms of the merger agreement were negotiated. The key final issue resolved on this call was the time period for initiating the tender offer. After the conclusion of that telephone call, representatives of Fenwick & West distributed a final, execution-ready version of the merger agreement and the final version of the disclosure letter.

Early the next morning, the board of directors of Parent convened and approved the proposed transaction with the Company, after which the Company and Parent executed the definitive merger agreement and the transaction was publicly announced by a joint press release at 4:00 a.m. Eastern time on December 15, 2011.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Form 8-K filed with the SEC by the Company on December 15, 2011 and incorporated by reference into the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by Purchaser and Parent with the SEC in connection with the Offer. Capitalized terms not otherwise defined herein shall have the meanings ascribed therein in the Merger Agreement. The Form 8-K filing containing Merger Agreement is available free of charge on the SEC’s website at http://www.sec.gov.

The Offer. The Merger Agreement provides that the Offer will commence as promptly as reasonably practicable, but in no event later than twenty business days after the execution of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Annex A of the Merger Agreement and Section 14 hereof. Parent and Purchaser have agreed that, unless otherwise provided in the Merger Agreement or without the prior written consent of the Company, Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the number of shares of Company common stock to be purchased in the Offer, (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth in Annex A to the Merger Agreement, (v) amend, modify or supplement the conditions to the Offer set forth in Annex A to the Merger Agreement in a manner adverse to the holders of shares of Company common stock, (vi) amend or waive the Minimum Condition, (vii) extend the Offer other than as permitted by the Merger Agreement, or (viii) amend any of the terms of the Offer in any manner adverse to the Company’s shareholders.

The initial expiration date of the Offer is 5:00 pm, New York City time, on Wednesday, February 15, 2012. Purchaser is required to extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ that is applicable to the Offer, and (ii) in the event that any of the conditions to the Offer set forth on Annex A to the Merger Agreement are not satisfied or waived as of any then scheduled expiration date of the Offer, for successive extension periods of up to ten business days each (or such longer periods as Parent, Purchaser and the Company may agree) in order to permit the satisfaction of each such condition to the Offer. The Merger Agreement provides that in no event will Purchaser be required to extend the Offer beyond September 12, 2012 or, if the only remaining condition to the Offer set forth on Annex A to the Merger Agreement that remains to be satisfied is the expiration of the waiting period under the HSR Act or the receipt of merger control approval from the FCO or the expiration of the relevant waiting period under the ARC without a decision by the FCO, beyond December 12, 2012.

On the terms and subject to the conditions of the Offer, Purchaser will accept and pay for all shares of Company common stock validly tendered and not withdrawn pursuant to the Offer, promptly after the applicable expiration date of the Offer. Purchaser may, and expressly reserved the right to, extend the Offer for a subsequent offering period of not less than three business days nor more than 20 business days in accordance with Rule 14d-11 under the Exchange Act.

The Company represented to Parent and Purchaser that the Board of the Company has unanimously (i) determined that the Merger Agreement is advisable and fair to, and in the best interest of, the Company and the Company’s shareholders, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the Company’s shareholders, (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and Merger, and (iv) recommended the shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by the WBCA, approve the Merger Agreement and the plan of merger (the “Company Board Recommendation”).

Top-Up Option. The parties agreed that if Purchaser acquires more than 50% but less than 90% of the then outstanding Shares pursuant to the Offer, subject to the terms set forth in the Merger Agreement, Purchaser shall have a Top-Up Option to purchase newly-issued shares of Company common stock (the “Top-Up Shares”) to increase its ownership of Shares to at least one share more than 90% of the then outstanding Shares, and assuming the issuance of the Top-Up Shares (such number, the “Short-Form Threshold”), thereby permitting Purchaser to implement the Merger without a vote of the Company’s shareholders. Any Top-Up Shares issued will be purchased by the Purchaser at a price per Share equal to the Offer Price, but Purchaser may pay for such Shares (other than the aggregate par value of such Shares) through the delivery to the Company of a full recourse unsecured promissory note. The Merger Agreement provides that the Top-Up Option may be exercised by Purchaser only once, in whole and not in part, on or prior to the third Business Day after Parent or Purchaser accepts the Shares pursuant to the Offer, or if Purchaser extends the Offer for a subsequent offering period, the expiration of any subsequent offering period.

The Merger Agreement further provides that the Top-Up Option may not be exercised (i) for a number of Shares in excess of the number of authorized but unissued Shares; (ii) unless such exercise and the issuance of Top-Up Shares will immediately result in the Short-Form Threshold being reached; and (iii) if the issuance of the Top-Up Shares would result in the issuance of Company common stock equal to or greater than 19.9% of the Shares issued and outstanding immediately prior to the date of the Merger Agreement, unless Parent or Purchaser certifies to the Company in writing that Parent will, within three Business Days following the exercise of the Top-Up Option, consummate the Merger without a meeting of the holders of Shares in accordance with the WBCA. The Top-Up Option will terminate at the Effective Time or upon termination of the Merger Agreement, if earlier.

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the WBCA and the DGCL, at the Effective Time, (a) Purchaser shall be merged with and into the Company (the “Long-Form Merger”) or (b) if the Short-Form Threshold is met and if Parent so elects, the Company shall be merged with and into Purchaser (the “Short-Form Merger”). As a result of the Merger, (i) in the event of a Long-Form Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the Surviving Corporation or (ii) in the event of a Short-Form Merger, the separate corporate existence of the Company shall thereupon cease and Purchaser shall continue as the Surviving Corporation.

The Merger Agreement provides that at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser or the Company, each share of common stock of the Company issued and outstanding immediately prior to the Effective Time (other than (A) shares of common stock of the Company owned by Parent, Purchaser or the Company, or by any direct or indirect wholly owned subsidiary of Parent, Purchaser or the Company, in each case, immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) and (B) any shares of common stock held by any holder of Shares who is entitled to assert and properly asserts dissenters’ rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Chapter 23.B13 of the WBCA) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price.

Pursuant to the Merger Agreement, at the Effective Time, each share of common stock of the Company owned by Parent, Purchaser or the Company, or by any direct or indirect wholly owned subsidiary of Parent, Purchaser or the Company, in each case, immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

At the Effective Time, each share of common stock, no par value per share, of Purchaser that is issued and outstanding immediately prior to the Effective Time shall (A) in the event of a Long-Form Merger, be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and (B) in the event of a Short-Form Merger, remain outstanding as a validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Following the consummation of either a Long-Form Merger or a Short-Form Merger, each certificate evidencing ownership of such shares of common stock of Purchaser shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each director and officer to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

Shareholders’ Meeting. Pursuant to the Merger Agreement, if either (i) Purchaser owns, following the Offer and any exercise of the Top-Up Option (as described in the Merger Agreement), shares of Company common stock constituting 90% or fewer of the Company common stock then outstanding and approval of the plan of merger by the Company’s shareholders is required by Washington law in order to consummate the Merger as described below or (ii) Parent does not elect to effect the Short-Form Merger, the Company shall, as promptly as reasonably practicable after the Appointment Time, take all action necessary in accordance with applicable law, the rules of NASDAQ and the articles of incorporation and bylaws of the Company to duly call, give notice of, convene and hold a meeting of the Company’s shareholders for the purpose of obtaining the approval of the plan of merger by the Company’s shareholders in accordance with the WBCA. If Parent, Purchaser or any other subsidiary of Parent shall have acquired shares of Company common stock equal to or greater than the Short-Form Threshold, pursuant to the Offer, the subsequent offering period, the exercise of the Top-Up Option or otherwise, Parent has the option to take (directly and through Purchaser) and to require the Company to take all necessary and appropriate action to cause the Short-Form Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company’s shareholders in accordance with Chapter 23B.11 of WBCA. See Section 7.3(c) of the Merger Agreement.

Proxy Statement. The Merger Agreement provides that, if a meeting of the Company’s shareholders is required by applicable law to consummate the Merger, the Company shall, as soon as reasonably practicable following the Appointment Time, with the assistance and approval of Parent, prepare and file with the SEC a proxy statement and related proxy materials (the “Proxy Statement”) with respect to the meeting of the Company’s shareholders and shall use its reasonable best efforts to respond to any comments of the SEC as promptly as practicable. If approval of the plan of merger by the Company’s shareholders is required by Washington law, the Company shall cause the Proxy Statement to be mailed in accordance with applicable law to the Company’s shareholders as of the record date established for the meeting of the Company’s shareholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement.

The Company has agreed in the Merger Agreement to include in the Proxy Statement, the recommendation of the Company’s board of directors that the shareholders of the Company approve the plan of merger. The Company is obligated to cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of NASDAQ.

The Merger Agreement requires that each of Parent and Purchaser vote all shares of Company common stock acquired in the Offer (or otherwise beneficially owned by it or any of its respective subsidiaries as of the applicable record date) in favor of the approval of the plan of merger in accordance with the WBCA at the meeting of the Company’s shareholders or otherwise. Parent is obligated to vote all of the shares of capital stock of Purchaser beneficially owned by it, or sign a written consent in lieu of a meeting of the shareholders of Parent, in favor of approval of the plan of merger in accordance with the WBCA. The Merger Agreement provides that if Parent, Purchaser or any other subsidiary of Parent shall have acquired shares of Company common stock constituting a number equal to or greater than one share more than 90% of the total number of shares of Company common stock then outstanding, pursuant to the Offer, the subsequent offering period, the exercise of the Top-Up Option or otherwise, Parent has the option to require that each of Parent, Purchaser and the Company take all necessary and appropriate action to cause the Short-Form Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company’s shareholders in accordance with Chapter 23B.11 of the WBCA.

Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, each of the Company and its subsidiaries has agreed, subject to certain exceptions as provided in the Merger Agreement, between the date of the Merger Agreement and the Appointment Time (or such earlier date on which the Merger Agreement may be terminated), to use its commercially reasonable efforts to carry on its business in all material respects in the ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws, pay its debts and taxes when due (in each case subject to good faith disputes over such debts or taxes) and preserve intact its present business organization; pay or perform all material obligations when due, keep available the services of its present officers and key employees and preserve its relationships with material customers, suppliers, distributors, licensors, licensees, landlords and others with which it has material business dealings.

Between the date of the Merger Agreement and the Appointment Time (or such earlier date on which the Merger Agreement may be terminated), the Company and its subsidiaries are subject to specific restrictions on the operations of its business (in addition to the general covenant referred to in the immediately preceding paragraph), including restrictions relating to: dividend payments or other distributions; acquiring capital stock of the Company or its subsidiaries; any restructuring its capital stock; the issuance of any securities of the Company; amending its organizational documents including the articles of incorporation and bylaws; acquisitions or mergers; selling, leasing or otherwise disposing any part of its material properties, assets, rights or interest; any liquidation, dissolution, restructuring, recapitalization or other reorganization; incurring or amending existing indebtedness or extending loans to third parties; making unbudgeted capital expenditures; paying or settling of claims, cancelling material indebtedness or relinquishing any right of material value; settling or compromising any lawsuit or other action; changes to its financial or tax accounting methods; changing its fiscal year; certain tax matters; amending, modifying or terminating material contracts; adopting or materially amending employee benefit plans or arrangements; failing to maintain insurance; granting exclusive rights with respect to intellectual property; entering into non-compete, exclusivity or similar agreements; entering into or amending leases for real property; leasing or otherwise disposing material properties, assets, shares of, or any other interest in, any subsidiary; waiving any material term of or material obligation owing to the Company or any subsidiary under any material contract or entering into material contracts; and agreeing to take any of the actions listed above.

Company Board Representation. The Merger Agreement provides that, at the Appointment Time, and from time to time thereafter up to the Effective Time, subject to certain conditions set forth in the Merger Agreement, Parent shall be entitled to designate up to such number of directors on the Company’s board of directors, rounded up to the next whole number, obtained by multiplying the number of directors on the Company’s board of directors (giving effect to any increase in the number of directors elected pursuant to this sentence) and a fraction, the numerator of which is the number of shares of Company common stock held by Parent and Purchaser (including the shares of Company common stock purchased pursuant to the Offer), and the denominator of which is the total number of the then outstanding shares of Company common stock.

The Merger Agreement provides that promptly following a request by Parent, the Company shall take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company’s board of directors, including either by increasing the size of the Company’s board of directors or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals designated by Parent to be elected or appointed to the Company’s board of directors. Pursuant to the Merger Agreement, from time to time after the Appointment Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company’s board of directors on each committee of the Company’s board of directors, each board of directors of each subsidiary of the Company and each committee of each such board of directors of each subsidiary of the Company, in each case, to the fullest extent permitted by all applicable law.

The Merger Agreement provides that, until the Effective Time, the Company’s board of directors is required always have at least three directors who were on the Company’s board of directors prior to any appointments by the Parent and remain on the Company’s board of directors after such appointments by Parent (“Continuing Directors”). If the number of Continuing Directors is reduced below three prior to the Effective Time, the remaining Continuing Directors shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of Parent or any of its subsidiaries (a “Parent Insider”), and the Company shall cause such designee to be appointed to the Company’s board of directors. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero, then the other directors on the Company’s board of directors shall designate and appoint to the Company’s board of directors three directors who are not Parent Insiders who shall be deemed Continuing Directors for all purposes of the Merger Agreement.

The Merger Agreement also provides that if Parent’s designees are elected or appointed to the Company’s board of directors pursuant to the Merger Agreement, until the Effective Time, the Company’s board of directors shall have at least such number of directors as may be required by the rules of the NASDAQ or the federal securities laws who are considered independent directors within the meaning of such laws (“Independent Directors”). After and subject to payment by Purchaser for the shares of Company common stock tendered pursuant to the Offer, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “Controlled Company” for purposes of Listing Rule 5615(c) of the NASDAQ rules (or any successor provision) and make all necessary filings and disclosures associated with such status. If the number of Independent Directors falls below the number of directors as may be required by such laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NASDAQ or the federal securities laws, to fill such vacancies who shall not be shareholders or affiliates of Parent or Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

The Merger Agreement provides that following the election or appointment of Parent’s designees pursuant to the Merger Agreement and prior to the Effective Time, any actions with respect to the enforcement of the Merger Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the sole Continuing Director if there shall only be one Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Company’s board of directors with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action.

Furthermore, if Parent’s designees are elected or appointed to the Company’s board of directors prior to the Effective Time pursuant to the Merger Agreement, the approval of a majority of Continuing Directors (or the sole Continuing Director if there shall be only one Continuing Director) shall be required in order to (i) amend, modify or terminate the Merger Agreement, or agree or consent to any amendment, modification or termination of the Merger Agreement, in any case on behalf of the Company; (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Purchaser under the Merger Agreement; (iii) exercise or waive any of the Company’s rights, conditions, benefits or remedies under the Merger Agreement; (iv) except as provided therein, amend or otherwise modify the Company’s articles of incorporation or bylaws; (v) authorize or execute any contract, or any amendment or modification of any contract, between the Company or any of its subsidiaries on the one hand, and Parent, Purchaser or any of their affiliates on the other hand, or the termination of any such contract then in effect by the Company or any such subsidiary; or (vi) make any other determination or give any approval or authorization that is required to be taken or given by the Company’s board of directors with respect to any action to be taken or not to be taken by or on behalf of the Company relating to the Merger Agreement or the transactions contemplated thereby, including the Offer and the Merger.

Access to Information. Pursuant to the Merger Agreement, at all times between the date of the Merger Agreement and the Appointment Time (or such earlier date on which the Merger Agreement may be terminated), upon reasonable notice, the Company is required to afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours to the properties, books and records and personnel of the Company, as Parent may reasonably request. The terms and conditions of the confidentiality agreement dated August 26, 2011 between the Company and Fujifilm, a wholly owned subsidiary of Parent (the “Confidentiality Agreement”) shall apply to any such information the Company provides to Parent. The Company is not required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or its subsidiaries or violate any applicable law or contract entered into prior to the date of the Merger Agreement. In such circumstance, the Company shall identify when it is not providing access and cooperate with Parent to permit access to or disclosure of such information in a manner that would not jeopardize the attorney/client privilege or contravene such applicable law or contract.

No Solicitation of Transactions. The Company has agreed that neither it nor any subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or knowingly encourage (including by way of providing non-public information) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to result in an Acquisition Proposal; (ii) provide any non-public information concerning the Company or any of its subsidiaries to any person or entity in connection with or in response to an Acquisition Proposal; (iii) engage in any discussions or negotiations with any person or entity with respect to any Acquisition Proposal; (iv) approve, adopt, endorse or recommend any Acquisition Proposal; or (v) enter into any agreement, letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction or enter into any agreement, letter of intent or similar document requiring the Company to abandon, terminate or fail to consummate the Merger, or exempt any third party from the restrictions contained in any state takeover or similar laws or otherwise cause such restrictions not to apply to such third party or to any Acquisition Proposal.

Notwithstanding the preceding paragraph or any other provisions of the Merger Agreement, if at any time prior to the Appointment Time, (i) the Company receives a bona fide Acquisition Proposal that did not arise out of or result from any material breach of the Merger Agreement; (ii) the Company’s board of directors determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal; (iii) the Company’s board of directors determines in good faith, after having consulted with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s shareholders under applicable law; (iv) at least 24 hours prior to making available any non-public information to, or entering into discussions or negotiations with such person or entity, the Company gives Parent written notice of the identity of the person or entity making the Acquisition Proposal and a copy of such Acquisition Proposal, if any, and of the Company’s intention to make available non-public information to, or enter into discussions or negotiations with, such person or entity, and the Company receives from such person or entity an executed confidentiality agreement containing terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, and (v) simultaneously with making available any non-public information to such person or entity, the Company makes available such non-public information to Parent, then the Company is permitted to make available information with respect to the Company and its subsidiaries to the person or entity making such Acquisition Proposal and engage in discussions or negotiations regarding such Acquisition Proposal.

The Company has agreed to promptly (and, in any event, within one business day) notify Parent if the Company or any of its representatives receives any Acquisition Proposal, including the identity of the person or entity making such Acquisition Proposal, and the material terms and conditions thereof, and thereafter the Company will keep Parent reasonably informed on a current basis with respect to the status and material terms of any such Acquisition Proposal and any material changes to the terms thereof. The Company shall, and shall cause each of its subsidiaries and its and their representatives to, immediately cease and cause to be terminated any solicitations or discussions with any person or entity ongoing as of the date of the Merger Agreement with respect to any actual or potential Acquisition Proposal.

As used in the Merger Agreement, “Acquisition Proposal” means any inquiry of or communication to the Company or any offer or proposal, or indication of interest in making an offer or proposal (other than an offer, proposal or indication of interest in making an offer or proposal by Parent or Purchaser), in each case, relating to any Acquisition Transaction.

As used in the Merger Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) any acquisition or purchase from the Company or any of its subsidiaries by any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 25% interest in the total outstanding voting securities of the Company or any of its subsidiaries, (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 25% or more of the total outstanding voting securities of the Company or any of its subsidiaries (an “Acquisition Transaction Tender Offer”); (iii) any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its subsidiaries, the business(es) of which, individually or in the aggregate, constitute more than 25% of the assets of the Company and its subsidiaries, taken as a whole, pursuant to which the shareholders of the Company or such subsidiary immediately preceding such transaction hold less than 75% of the voting equity interests in the surviving or resulting entity of such transaction or any parent entity thereof; (iv) any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than 25% of the assets of the Company and its subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof); or (v) any combination of the foregoing.

As used in the Merger Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal involving the acquisition of all or substantially all of the outstanding voting securities of the Company with respect to which the Company’s board of directors shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel), and after taking into account, among other things, the financial, legal and regulatory aspects of the Acquisition Transaction proposed in such Acquisition Proposal, including any financing or regulatory contingencies and the likelihood and timing of consummation of such Acquisition Transaction, that the proposed Acquisition Transaction would be more favorable to the holders of shares of Company common stock (in their capacity as such), from a financial point of view, than the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

The Merger Agreement provides that, subject to certain exceptions provided therein, neither the Company’s board of directors nor any of its committees shall (i) withdraw or rescind (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw or rescind (or modify or qualify in a manner adverse to Parent), the Company Board Recommendation, (ii) adopt, endorse, approve or recommend the adoption of, or declare the advisability of, any Acquisition Proposal or (iii) cause or permit the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for any Acquisition Proposal, other than any confidentiality agreement executed in connection with a bona fide Acquisition Proposal (an “Acquisition Agreement”) (any action described in clauses (i), (ii) or (iii) being referred to as a “Company Board Recommendation Change”).

Notwithstanding anything to the contrary contained in the Merger Agreement, at any time prior to the Appointment Time, the Company’s board of directors may effect a Company Board Recommendation Change if: (i) the Company shall have provided to Parent written notice at least 24 hours (or simultaneous with the Company’s board of directors if lesser notice is given to the Company’s board of directors) before any meeting of the Company’s board of directors at which the Company’s board of directors will consider the possibility of withdrawing the Company Board Recommendation or effecting a Company Board Recommendation Change; (ii) the Company’s board of directors determines in good faith (after consulting with its outside legal counsel) either (A) that the Company has received a Superior Proposal that has not been withdrawn or (B) that, in the absence of a Superior Proposal, an Intervening Event has occurred or arisen, and the failure to withdrawing the

Company Board Recommendation or effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations to the Company’s shareholders under applicable law, (iii) the Company promptly notifies Parent, in writing, at least four business days including a minimum of three Japanese business days (the “Match Period”) before taking such action and during the Match Period, if requested by Parent, engages in good faith negotiations with respect to any proposal made by Parent to amend the Merger Agreement in such a manner that obviates the need to withdraw the Company Board Recommendation or effect a Company Board Recommendation Change, and (iv) after the Match Period has elapsed, the Company’s board of directors shall have confirmed the determination referred to in clause (ii) above (and, in the case of a Superior Proposal, shall have determined that such proposal is or remains a Superior Proposal). The Company acknowledged and agreed that each successive material amendment or material revision to any Superior Proposal shall constitute a new Superior Proposal, as applicable, for all purposes of the Merger Agreement, including with respect to necessitating the delivery of a new notice of a Superior Proposal, new Match Period (except that the duration of any Match Period resulting from any such amendment or revision shall be 24 hours or, if longer, the unexpired portion of any prior Match Period) and any change of determination by the Company’s board of directors as set forth above. The Company agreed to keep confidential any proposals made by Parent to revise the terms of the Merger Agreement, other than in the event of any amendment to the Merger Agreement or unless required to be disclosed in any filings with, or laws of, the SEC or pursuant to the rules of the NASDAQ. The Company agreed to notify Parent promptly upon any change, qualification or withdrawal of or modification to the Company Board Recommendation.

As used in the Merger Agreement, “Intervening Event” means a material development or change in circumstances that was not known to the board of directors of the Company as of the date of the Merger Agreement; provided that any change or development relating to any product candidates that are currently the subject of any application to the FDA by the Company or any of its subsidiaries, or any determination or communication by the FDA or any other governmental entity relating thereto shall not constitute an Intervening Event if such change or development was reasonably foreseeable to the Company Board as of or prior to the date of the Merger Agreement.

Nothing contained in the Merger Agreement prohibits the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, (ii) making any disclosure to the Company’s shareholders as, in the good faith determination of the Company’s board of directors, after consultation with its outside legal counsel, is required by applicable laws or the failure to make such disclosure would be inconsistent with its fiduciary obligations to the Company’s shareholders required by applicable law or (iii) making any “stop-look-and-listen” communication to the Company’s shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company’s shareholders) in which the Company indicates that it has not changed the Company Board Recommendation.

Equity Awards. At the Appointment Time, each outstanding Company stock option, whether vested or unvested, will become fully vested and cancelled and (i) in the case of a Company stock option having a per share exercise price less than the Offer Price, the holder thereof will have the right to receive from the Company for each share of the Company’s common stock subject to such Company stock option immediately prior to the Appointment Time an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (A) the number of shares of the Company’s common stock subject to such Company stock option immediately prior to the Appointment Time and (B) the amount by which the Offer Price exceeds the per share exercise price of such Company stock option, or (ii) in the case of any Company stock option having a per share exercise price equal to or greater than the Offer Price, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company stock option as provided in the immediately preceding sentence will be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company stock option.

At the Appointment Time, each Company restricted stock unit, whether vested or unvested, that is outstanding immediately prior thereto will become fully vested and will be converted automatically into the right to receive an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (i) the total number of such Shares subject to such Company restricted stock unit and (ii) the Offer Price.

Under the Merger Agreement, the Company is required to take all commercially reasonable actions to ensure that, as of the Appointment Time, (i) the Company’s stock option or other equity incentive plans terminate and (ii) no holder of a Company equity award or any participant in any Company’s stock option or other equity incentive plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company has any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their subsidiaries, except the right to receive the payments contemplated by the Merger Agreement. No later than ten days after the Appointment Time, the Company will pay the payments described above, without interest, to each holder of a Company stock option and to each holder of a Company restricted stock unit.

Employee Matters. At Parent’s written request provided no later than five business days prior to the closing of the Offer, the Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent, any and all 401(k) plans maintained by the Company or any of its subsidiaries.

The Merger Agreement provides that, from and after the Effective Time and for a period of at least 12 months thereafter, Parent will cause Surviving Corporation to provide to all employees of the Company or any of its subsidiaries immediately prior to the Effective Time who continue their employment with the Company or any of its subsidiaries, compensation and benefits that are in the aggregate, substantially comparable to the compensation and benefits being provided to such employees by the Company immediately prior to the Effective Time under the Company’s employee benefit plans (in each case, excluding any equity-based or non-qualified deferred compensation plans, programs, agreements or arrangements). Parent is obligated to cause the Surviving Corporation to give such employees credit for all service with the Company or its U.S. subsidiaries for purposes of determining their rate of vacation accrual under the standard vacation program of the Surviving Corporation, for purposes of severance benefits under the Surviving Corporation’s severance plans or programs, and for eligibility of participation and vesting (but not benefit accrual) in any 401(k) plan of Parent or the Surviving Corporation; service credit for all other purposes shall begin at the Effective Time.

The Merger Agreement further provides that from the Effective Time and through the first anniversary thereof, Parent shall cause the Surviving Corporation to: (i) honor in accordance with their terms as in effect immediately prior to the Effective Time and provide the severance benefits under the severance plans or programs maintained by the Company or any of its subsidiaries, and shall recognize for such purposes continuous service with the Company or its subsidiaries, including predecessor employers, of participating continuing employees under such plans, but in all cases solely to the extent such service would have been recognized by the Company immediately prior to the Effective Time; and (ii) honor, in accordance with their terms as in effect immediately prior to the Effective Time, all existing employment, change of control, severance and retention arrangements between the Company or any of its subsidiaries, on the one hand, and any current or former employee, director or consultant of the Company or any of its subsidiaries, on the other hand, as in effect on the date of the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, nothing in the Merger Agreement (i) prohibits Parent or its subsidiaries from amending or terminating any employee benefits plans, so long as such amendment or termination complies with the terms of such employee benefit plans, including specifically obtaining any necessary or required consents, or interfere with the right or obligation of Parent or its subsidiaries to make changes to the Company’s employee benefit plans as are necessary to conform with applicable law or (ii) limits the right of Parent or its subsidiaries to terminate the employment of any employee at any time.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides that for six years after the Effective Time, (i) the obligations of the Company and its subsidiaries under any and all indemnification agreements in effect immediately prior to the Appointment Time between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Appointment Time (the “Indemnified Parties”), will be honored, and (ii) the articles of incorporation and bylaws of the Surviving Corporation and its subsidiaries shall contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation and bylaws of the Company and its subsidiaries immediately prior to the Appointment Time, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable law. The Merger Agreement also provides that Parent, the Surviving Corporation and its subsidiaries honor and fulfill the obligations of the Company under any indemnification agreements in effect as of the date of the Merger Agreement between the Company and any Indemnified Party.

Pursuant to the terms of the Merger Agreement, Parent, Surviving Corporation and its subsidiaries will advance expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to the procedures set forth, and to the extent provided in the articles of incorporation and bylaws of the Company and its subsidiaries immediately prior to the Appointment Time.

For a period of six years after the Effective Time, Parent and the Surviving Corporation will maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Appointment Time, covering each person covered by the D&O Insurance immediately prior to the Appointment Time, on terms no less favorable, in the aggregate, than those of the D&O Insurance in effect on the date of the Merger Agreement and with an insurance company with the same or better credit rating as the insurance company providing the current D&O Insurance. The Surviving Corporation may at its option, (i) substitute policies of Parent, the Surviving Corporation or any of their respective subsidiaries containing terms no less favorable, in the aggregate, than the D&O Insurance or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time). Parent and the Surviving Corporation, however, are not obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year.

The Merger Agreement further provides that the provisions relating to directors’ and officers’ indemnities and liability insurance are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and that each Indemnified Party is a third-party beneficiary of the indemnification provisions described in the Merger Agreement.

Resignation of Directors and Officers. The Company agreed, prior to the Effective Time at Parent’s request, to cause each director and each officer of the Company and/or any subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director or officer of the Company and/or any applicable subsidiary effective as of the Effective Time. At the request of Parent, the Company will cooperate with Parent to effect the replacement of any such directors and officers selected by Parent at the Effective Time.

Parachute Payments. Parent agreed, from and after the date of the Merger Agreement, to use commercially reasonable efforts to work with the “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) of the Company to mitigate any “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), which efforts may include obtaining studies with respect to reasonable compensation and the valuation of noncompetition agreements, if any.

Reasonable Best Efforts to Complete. The Merger Agreement provides that each of the parties will use their reasonable best efforts to: (i) cause the conditions to the Offer and the conditions to the Merger set forth in the Merger Agreement to be satisfied or fulfilled; (ii) file with the SEC, all annual, quarterly and current reports required to be filed by the Company under the Exchange Act for any and all periods ending prior to the scheduled expiration date of the Offer; (iii) obtain all consents, waivers and approvals under, and deliver any notices in respect of, any material contracts to which the Company or any of its subsidiaries is a party, as Parent and the Company mutually agree, in good faith, are necessary or advisable in connection with the Merger Agreement and the consummation of the transactions contemplated thereby; (iv) obtain all necessary actions or material non-actions, waivers, consents, approvals, orders and authorizations from governmental entities, the expiration or termination of any applicable waiting periods; and (v) make all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any).

The Merger Agreement also provides that, in furtherance and not in limitation of the foregoing, as soon as may be reasonably practicable, and in any event within 10 business days after the date of the Merger Agreement, each of Parent and the Company will make an appropriate filing of (i) a Notification and Report Form under the HSR Act with respect to the transactions contemplated by the Merger Agreement with the Federal Trade Commission and the Antitrust Division of the Department of Justice and (ii) all comparable pre-merger notification filings, forms and submissions with any foreign governmental entity that may be required by any other applicable antitrust laws or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate. This provision was subsequently amended by agreement between the parties to require that such filings be made on or before January 5, 2012. Parent and the Company agreed to cooperate in making such filings and in supplying information as requested by any governmental entity. Each party is required, subject to applicable law, to promptly notify the other party of any communication it or any of its affiliates receives from any governmental antitrust authority and permit the other party to review in advance any, proposed communication by such party to any governmental antitrust authority. The parties will also consult one another before participating in any meeting with any governmental antitrust authority to the extent permitted by such governmental antitrust authority, and give the other party the opportunity to attend and participate at such meeting. The parties agreed not to extend, directly or indirectly, any waiting periods required in connection with the antitrust laws, or enter into any agreement with any governmental antitrust authority to delay the consummation of the transactions without the consent of the other party.

Parent also agreed, pursuant to the terms of the Merger Agreement, to take any and all action necessary, including, but not limited to (i) selling or otherwise disposing of categories of assets or businesses of the Company or Parent or their respective subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective subsidiaries; or (v) effectuating any other change or restructuring of the Company or Parent or their respective subsidiaries (each a “Divestiture Action”) to ensure that the Merger is not enjoined by any governmental entity and is approved by the governmental antitrust authorities within nine months of the date of the Merger Agreement. The parties agreed not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any governmental antitrust authority, except that Parent may take any reasonable action to resist or reduce the scope of a Divestiture Action, so long as such action does not delay the receipt of such clearance, necessary approval or expiration to a date later than nine months of the date of the Merger Agreement.

Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the organization, good standing and corporate power of the Company; the capitalization of the Company; the Company’s subsidiaries; the authorization of the Company and the absence of conflicts with or consents required in connection with the Merger Agreement; the Company’s public information; the absence of undisclosed liabilities and of certain changes or events concerning the Company’s business; litigation; compliance with laws and regulations; benefit plans; labor matters; environmental matters; taxes; material contracts and government contracts; insurance; properties; intellectual property; matters relating to the Foreign Corrupt Practices Act and other compliance matters; state takeover statutes; brokers; and the opinion of the Company’s financial advisor.

The Merger Agreement contains representations and warranties of Parent and Purchaser to the Company, including representations relating to: organization, standing and power; authorization with respect to the Merger

Agreement; the absence of conflicts with or consents and approvals required in connection with the Merger Agreement; brokers; financing of the Offer and the Merger; litigation; and ownership of Purchaser’s common stock and Purchaser’s operations.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders are not third-party beneficiaries under the Merger Agreement for purposes of the representations and warranties and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Purchaser or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter that the parties have exchanged. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures.

Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions: (a) if Parent and Purchaser own shares of Company common stock constituting less than one share more than 90% of the Company’s outstanding common stock and approval of the Merger by the Company’s shareholders is required by the WBCA in order to effect the Merger, the approval of the Merger Agreement by the Company’s shareholders shall have been obtained; (b) Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for the shares of Company common stock validly tendered pursuant to the Offer and not withdrawn and in any subsequent offering period; and (c) (i) no governmental entity of competent jurisdiction located in the United States or Germany shall have enacted, issued or entered any law or regulation that is in effect and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting, requiring a mandatory filing or notification as a condition to the legality or approval of, or otherwise preventing the Offer and the Merger or (ii) any governmental entity of competent jurisdiction located within the United States, Germany or any other jurisdiction shall have granted any judgment, order or injunction that is in effect or has the effect of making the Offer and the Merger illegal or which prohibits or prevents the Offer and the Merger, and such judgment, order or injunction has become final and non-appealable, but, with respect to any jurisdictions other than the United States and Germany, only if such event reasonably would be expected to have a material adverse effect on (a) the Company and its subsidiaries, taken as a whole, (b) the benefits expected to be derived by Parent and its subsidiaries from the transactions contemplated by the Merger Agreement or (c) the operations or businesses of Parent and its subsidiaries, taken as a whole, assuming for purposes of this determination that Parent and its subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its subsidiaries, taken as a whole.

Termination Prior to Appointment Time. The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time with notice to the other parties, as required by the Merger Agreement:

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of the Company’s board of directors and Parent’s board of directors, respectively; or

(b) by either Parent or the Company, if the Offer expires or is terminated without Purchaser (or Parent on Purchaser’s behalf) having accepted for payment any shares of Company common stock pursuant to the Offer on or before September 12, 2012 (the “Initial Termination Date”). However, if the conditions to the Offer set forth in the first paragraph of Annex A to the Merger Agreement are the only conditions not satisfied prior to the

Initial Termination Date, either Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until December 12, 2012 (the “Extended Termination Date”). The right to terminate the Merger Agreement pursuant to this paragraph is not available to any party whose breach of any obligation under the Merger Agreement has been the principal cause of or resulted in (i) any of the conditions to the Offer set forth in Annex A of the Merger Agreement failing to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) the expiration or termination of the Offer in accordance with the terms hereof without Purchaser (or Parent on Purchaser’s behalf) having accepted for payment any shares of Company common stock pursuant to the Offer; or

(c) by the Company: (i) if there is a breach of any covenant or agreement on the part of Parent or Purchaser set forth in the Merger Agreement or if any of the representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as to prevent Parent and Purchaser from consummating the Offer in accordance with the terms of the Merger Agreement. Notwithstanding the foregoing, if such breach by Parent or Purchaser or such inaccuracies in the representations and warranties of Parent or Purchaser are curable by Parent or Purchaser through the exercise of commercially reasonable efforts, then the Company may not terminate the Merger Agreement until the earlier to occur of (1) (x) if the condition set forth in clause (A) of the first paragraph of Annex A has not been satisfied, the Initial Termination Date or Extended Termination Date, as applicable, or (y) if the condition set forth in clause (A) of the first paragraph of Annex A has been satisfied, the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy or (2) Parent or Purchaser ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

(ii) immediately prior to entering into a definitive Acquisition Agreement with respect to a Superior Proposal; provided, that (A) the Company has not intentionally breached in any material respect the terms of Section 7.1(a), Section 7.1(b) or Section 7.2 of the Merger Agreement, (B) subject to the terms of the Merger Agreement, the Company’s board of directors has effected a Company Board Recommendation Change and authorized the Company to enter into a definitive Acquisition Agreement to consummate a transaction that constitutes a Superior Proposal, and (C) immediately prior to the termination of the Merger Agreement, the Company pays to Parent the Termination Fee as described below under the section entitled “Fees and Expenses” below; or

(d) by Parent: (i) if (A) the Company breaches any of its covenants or agreements set forth in the Merger Agreement or (B) any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Offer set forth in clauses (C)(1) or (C)(2) of the first paragraph of Annex A of the Merger Agreement, respectively, would not be satisfied at the time of such breach or when such representation and warranty became inaccurate. Notwithstanding the foregoing, if such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent may not terminate the Merger Agreement until the earlier to occur of (1) (x) if the condition set forth in clause (A) of the first paragraph of Annex A of the Merger Agreement has not been satisfied, the Initial Termination Date or Extended Termination Date, as applicable, or (y) if the condition set forth in clause (A) of the first paragraph of Annex A has been satisfied, the expiration of a 30 calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, or (2) the Company ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

(ii) if any of the following occurs prior to the Appointment Time: (A) the Company’s board of directors or any committee thereof, for any reason, effects a Company Board Recommendation Change; (B) the Company fails to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in this Offer to Purchase; (C) the Company’s board of directors or any committee thereof, for any reason, approves, or recommends that the Company’s shareholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (D) an Acquisition

Transaction Tender Offer is made by a person or entity unaffiliated with Parent and, within 10 business days after notice of such Acquisition Transaction Tender Offer is first published, sent or given to the Company’s shareholders, the Company does not make a statement reaffirming the Company Board Recommendation.

The party desiring to terminate the Merger Agreement pursuant to subsection (b), (c) or (d) of this paragraph must give written notice of such termination to the other party pursuant to the terms of the Merger Agreement.

Termination Before or After Appointment Time and Prior to Effective Time. The Merger Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time by either Parent or the Company if (i) any governmental entity of competent jurisdiction located within the United States or Germany applies any law, statute, rule or regulation to the Offer and the Merger that makes the Offer or the Merger illegal or which prohibits, requires a mandatory filing or notification as a condition to the legality or approval of, or otherwise prevents the Offer and the Merger or (ii) any governmental entity of competent jurisdiction located within the United States, Germany or any other jurisdiction issues or grants any judgment, order or injunction, which has become final and non-appealable, that makes the Offer and the Merger illegal or which prohibits or otherwise prevents the Offer and the Merger. However, with respect to any jurisdictions other than the United States and Germany, the Merger Agreement may only be terminated if such event reasonably would be expected to have a material adverse effect on (a) the Company and its subsidiaries, taken as a whole, (b) the benefits expected to be derived by Parent and its subsidiaries from the transactions contemplated by the Merger Agreement or (c) the operations or businesses of Parent and its subsidiaries, taken as a whole. The right to terminate the Merger Agreement pursuant to this paragraph is not available to any party who has been the principal cause of the injunction prohibiting, restraining or enjoining the consummation of the Offer or the Merger.

Notice of Termination; Effect of Termination. Termination of the Merger Agreement as described above will become effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. If the Merger Agreement is terminated, the Merger Agreement shall forthwith become null and void (other than the sections relating to effect of termination, termination fees and expenses and the general provisions of the Merger Agreement), and there shall be no liability on the part of any party thereto except for any liability for any intentional and material breach of, or fraud in connection with the Merger Agreement. In addition, the obligations of the parties set forth in the confidentiality agreement dated August 26, 2011 between the Company and Fujifilm shall not be affected and shall survive termination of the Merger Agreement.

Fees, Termination Fee and Expenses. Each party shall bear all fees and expenses it incurs in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Offer and the Merger are consummated.

The Merger Agreement provides that a termination fee of $24,900,000 (the “Termination Fee”), will be payable by the Company to Parent under any of the following circumstances in accordance with the terms set forth therein:

(i) if the Merger Agreement is terminated by the Company pursuant to (c)(ii) under the paragraph “Termination Prior to the Appointment Time” above;

(ii) if the Merger Agreement is terminated by Parent pursuant to (d) under the paragraph “Termination Prior to the Appointment Time” above; or

(iii) if the Merger Agreement is terminated by Parent or the Company pursuant to (b) under the paragraph “Termination Prior to the Appointment Time” above; an Acquisition Proposal is publicly announced or becomes publicly known, or is communicated or otherwise made known to the Company after the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement; the condition to the Offer set forth in clause (A) in the first paragraph of Annex A of the Merger Agreement has not been, but all other conditions to the Offer set forth in Annex A of the Merger Agreement have been, satisfied at the time of such termination; and within 12 months following the termination of the Merger Agreement, either (1) any Acquisition Transaction is consummated or (2) the Company enters into a definitive Acquisition Agreement providing for the consummation of any Acquisition Transaction.

The Merger Agreement provides that the Termination Fee shall be payable in immediately available funds. In connection with any Termination Fee, the (i) term “Acquisition Transaction” has the same meaning as an “Acquisition Transaction,” except that all references to 25% will be deemed to be references to 50% and the reference to 75% will be deemed to be a reference to 50% and (ii) the term “Acquisition Proposal” will incorporate such changes into its correlative meaning.

The parties agreed that the Company will not be required to pay the Termination Fee on more than one occasion, even if the Termination Fee may be payable under more than one provision of the Merger Agreement, at the same or at different times and upon the occurrence of different events.

The Merger Agreement provides that if the Company fails to pay any amount of Termination Fee when due, the Company shall reimburse Parent for all reasonable fees and expenses incurred by Parent and its affiliates (including reasonable fees and expenses of counsel) in connection with the collection of such Termination Fee.

Amendment. The Merger Agreement may be amended by the parties at any time by written agreement of the parties thereto; provided, that if the Merger Agreement has been adopted by the Company’s shareholders in accordance with the WBCA, no amendments may be made to the Merger Agreement that require the approval of such Company’s shareholders without such approval.

Confidentiality Agreement

The following is a summary of certain provisions of the Confidentiality Agreement dated August 26, 2011 entered into between the Company and Fujifilm (the “Confidentiality Agreement”). This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth in Section 7.

Fujifilm and the Company entered into the Confidentiality Agreement dated August 26, 2011 in connection with a potential transaction between the parties. Pursuant to the Confidentiality Agreement, each of Fujifilm and the Company agreed to, among other things and subject to certain exceptions, keep confidential information furnished to it and its representatives by or on behalf of the other party, and to use such information solely for the purpose of evaluating a possible transaction between the parties.

Pursuant to the Confidentiality Agreement, Fujifilm also agreed that, for a period of 18 months from the date of the Confidentiality Agreement (the “Standstill Period”), unless the Board of Directors of the Company gave prior written consent, Fujifilm will not (and will ensure that the Parent and Fujifilm’s other affiliates (and any person acting on behalf of or in concert with Fujifilm or any affiliate) will not), directly or indirectly (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of the Company or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities, (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, (iv) form, join, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the

Company, (v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company, (vii) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing, or (viii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing.

Fujifilm also agreed that during the Standstill Period, it will not, and it will ensure that the Parent and Fujifilm’s other affiliates (and any person acting on behalf of or in concert with Fujifilm or any affiliate) will not, directly or indirectly, without the prior written consent of the Board, make any request to amend or waive any provisions in the foregoing paragraph, or take any action that might require the Company to make a public announcement regarding the possibility of a business combination, merger, or other type of transactions.

The Standstill Period will expire immediately if a third party acquires or enters into a definitive agreement (approved by the Board) to acquire more than 50% of the outstanding voting securities of the Company or assets of the Company or its subsidiaries representing more than 50% of the consolidated earning power of the Company and its subsidiaries.

In addition, subject to certain exceptions, Fujifilm agreed that, for a period of 18 months from the date of the Confidentiality Agreement, it will not (and will ensure that Parent and Fujifilm’s other affiliates (and any person acting on behalf of or in concert with Fujifilm or any affiliate) will not), (i) directly or indirectly solicit for employment or hire any officer, director or employee of the Company or any of the Company’s subsidiaries or divisions with whom it has had contact or who became known to it in connection with its consideration of a possible transaction between the Company and Fujifilm, or (ii) initiate or maintain contact with any officer, director or employee of the Company regarding the business, operations or prospects of the Company, except, in the case of (ii), with the express written consent of the Company.

Potential Employment Agreements with Certain Executives

Beginning on December 9, 2011, representatives of Parent have had discussions with certain executives of the Company regarding their continued service with the Company following the Effective Time of the Merger. These discussions between representatives of Parent and these executives have continued following the execution of the Merger Agreement, and may result in the execution of new employment agreements that would become effective as of and subject to the closing of the Merger.

11. Purpose of the Offer; Plans for the Company After the Offer and the Merger.

Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Surviving Corporation will become an indirect wholly owned subsidiary of Parent.

Under Washington Law and the Company’s Articles of Incorporation and Bylaws, in order to effect the Merger, (i) the Board must approve the Merger Agreement, adopt the plan of merger and approve the transactions contemplated thereby; (ii) in the case of a Long-Form Merger, the Board must recommend approval of the plan of merger to the shareholders and (iii) the plan of merger must be approved by the affirmative vote of the holders of a majority of the outstanding Shares. The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement is advisable and fair to, and in the best interests of, the Company and the Company’s shareholders, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the Company’s shareholders, (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iv) recommended that the Company’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required under Washington Law, approve the Merger Agreement.

Unless the Merger is consummated through the Short-Form Merger, the only remaining required corporate action of the Company is the approval of the plan of merger, the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval of the plan of merger, the Merger Agreement and the Merger without the affirmative vote of any other shareholder.

In the Merger Agreement, the Company has agreed to convene and hold, as promptly as reasonably practicable, a meeting of its shareholders for the purpose of obtaining the approval of shareholders for the plan of merger contained in the Merger Agreement if (i) Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company’s shareholders is required under Washington Law to consummate the Merger or (ii) Purchaser does not choose to consummate the Short-Form Merger.

The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser’s ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company’s conduct of its business and operations. In addition, if Purchaser accepts for payment and pays for at least a majority of the outstanding Shares, Purchaser expects to merge Purchaser and the Company.

Short-Form Merger. Under Washington Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Short-Form Merger without a vote of the Company’s shareholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Short-Form Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company’s shareholders. If, however, (i) Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company’s shareholders is required under Washington Law to consummate the Merger, or (ii) Purchaser does not choose to consummate the Short-Form Merger, a significantly longer period of time will be required to effect the Merger. If Purchaser acquires more than 50% but less than 90% of the then outstanding Shares pursuant to the Offer, Purchaser may, subject to certain conditions and limitations in the Merger Agreement, elect to purchase Shares pursuant to the Top-Up Option to increase its ownership of Shares to at least 90% of the then outstanding Shares, thereby permitting Purchaser to approve the plan of merger, the Merger Agreement and the Merger without a vote of the Company’s shareholders.

Dissenters’ Rights. No dissenters’ rights are available in connection with the Offer. If the Merger occurs, however, the Company will send shareholders of the Company notice of their dissenters’ rights and a copy of the WBCA dissenters’ rights statute, which is Chapter 23B.13 of the Revised Code of Washington. In summary, shareholders of the Company who have not tendered their Shares and who exercise their dissenters’ rights in accordance with the notice and the dissenters’ rights statute, may demand a determination of the fair value of their Shares and receive payment in cash of such value with interest. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Any determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price. The Merger Agreement provides that neither the Top-Up Option, the Top-Up Shares nor any cash paid or issued to pay any portion of the purchase price for such Top-Up Shares will be taken into account in determining the fair value of Shares in any proceedings with respect to demands for payment under Chapter 23B.13. If any shareholder who demands dissenters’ rights under Chapter 23B.13 fails to perfect, or effectively withdraws or loses his or her or its right to dissenters’ rights, as provided in the WBCA, each of the Shares of such holder will be converted into the right to receive the Offer Price in accordance with the Merger Agreement.

The foregoing summary of the rights of dissenting shareholders under the WBCA does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters’ rights.

Convertible Notes. According to the Company’s most recent Quarterly Report on Form 10-Q, at September 30, 2011, approximately $115 million aggregate principal amount of the Convertible Notes was outstanding. The Offer is not being made for (nor will tenders be accepted of) any of the Convertible Notes. Holders of Convertible Notes who wish to participate in the Offer must first convert their Convertible Notes into Shares in accordance with the terms of the Indenture, and then tender the Shares issued upon such conversion pursuant to the Offer. However, if the offer closes as scheduled, holders of the Convertible Notes will not be able to complete the requisite conversion procedures prior to the closing of the Offer, and therefore will not be able to participate in the offer. Under the Indenture, in connection with the Offer any holder of Convertible Notes may, at such holder’s option and at the times and subject to the conditions set forth in the Indenture, (i) convert into a number of Shares determined pursuant to a formula set out in the Indenture or (ii) require the Company to repurchase such Convertible Notes, in each case subject to the terms and conditions set forth in the Indenture. Holders of Convertible Notes who convert their Convertible Notes into Shares will have no right under the Indenture to revoke an effective conversion. Accordingly, if the Offer terminates or expires without the purchase of any Shares or if Shares tendered after conversion by a holder of Convertible Notes are not purchased for any reason, the converting holder will no longer have any rights under the Indenture.

The Indenture provides that the Company may not consolidate with or merge into any other corporation or convey, transfer or lease substantially all of its assets unless the acquiror, transferee or surviving corporation is a U.S. corporation and it expressly assumes, by the execution of a supplemental indenture, all of the obligations of the Company under the Convertible Notes and the Indenture. The Indenture also provides that upon (i) any reclassification or change of outstanding Shares issuable upon conversion of Convertible Notes, (ii) any consolidation or merger to which the Company is a party, other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change in, outstanding Shares of the Company or (iii) any sale, lease or other transfer of all or substantially all of the properties and assets of the Company and its subsidiaries, then the Company, or its successor, must deliver to the trustee under the Indenture a supplemental indenture providing that the Convertible Notes shall be convertible into the amount of cash (or the kind and amount of stock, securities or other property or assets, if any) receivable upon such reclassification, merger or conveyance by a holder of the number of Shares which would have been issuable upon conversion of such Convertible Note immediately prior to such reclassification, merger or conveyance. In the case of a consolidation, merger or conveyance, if the stock or other property (including cash) includes stock or property of a corporation other than the successor or purchasing corporation, then the supplemental indenture must be executed by such other corporation and must contain provisions to protect the holders of Convertible Notes.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing the Company’s potential in conjunction with Parent’s businesses. It is expected that the business and operations of the Company would form an important part of Parent’s future business plans.

Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company’s present indebtedness, capitalization or dividend rate or policy, (iv) any change in the present board of directors or management of the Company, (v) any other material change in the Company’s corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

12. Dividends and Distributions.

The Merger Agreement provides that except as otherwise provided in the Merger Agreement or as approved in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Appointment Time, the Company shall not and shall not permit its subsidiaries to: (a) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of the Shares, including pursuant to any contract as in effect on the date of the Merger Agreement (other than (i) the issuance of Shares upon the exercise of Company stock options in accordance with their terms, (ii) the settlement of Company restricted stock units in accordance with their terms, (iii) grants to newly hired employees issued in the ordinary course of business and consistent with past practice, (iv) the issuance of Shares upon conversion of any Convertible Notes, and (v) the issuance of Shares upon exercise of any outstanding warrants of the Company); (b)(i) declare, set aside, establish a record date for, make or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned subsidiary of the Company to the Company, or (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, including under the Company’s rights plan; or (c) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests. If, however, on or after the date of the Merger Agreement and prior to the Effective Time, the Company engages in any stock split, reverse stock split, stock or cash dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares, then, without prejudice to Purchaser’s rights under Section 14, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price as it deems appropriate to reflect such split, combination or other change.

If, on or after December 15, 2011, the Company should declare, set aside, make or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the provisions of the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. Possible Effects of the Offer on the Market for Shares, NASDAQ Listing, Margin Regulations and Exchange Act Registration.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Parent intends to cause the delisting of the Shares by NASDAQ following consummation of the Offer.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. According to the published guidelines of the Financial Industry Regulatory Authority, the Shares might not be eligible for continued listing if, among other things, the number of Shares publicly held falls below 750,000, the number of holders of Shares falls below 400, there are fewer than two market makers for the Shares, or the market value of such publicly held Shares is not at least $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of NASDAQ for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on NASDAQ, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ listing. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

Margin Regulations. The Shares are currently “margin securities”, as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the

Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities”.

14. Certain Conditions of the Offer.

Notwithstanding any other provisions of the Offer, but subject to the terms of the Merger Agreement, and in addition to (and not in limitation of) the rights and obligations of Purchaser to extend and/or amend the Offer at any time in its sole discretion (subject to the terms and conditions of the Merger Agreement), Purchaser (i) shall not be required to accept for payment or pay for, and (ii) may delay the acceptance for payment of or the payment for, any tendered Shares, in the event that at or prior to the scheduled closing of the Offer, (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated and merger control approval by the FCO shall not have been granted or the relevant waiting period applicable to the transactions contemplated by the Merger Agreement under the ARC shall not have expired without a decision by the FCO (which unconditional approval was received from the FCO on January 13, 2012); (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and be continuing as of the date on which Purchaser accepts for payment at least a majority of all the outstanding Shares on a fully-diluted basis (the “Appointment Time”):

(1) (x) any of the representations and warranties of the Company contained in the Merger Agreement (i) shall not have been true and correct as of the date of the Merger Agreement or (ii) shall not be true and correct on and as of the such scheduled closing of the Offer with the same force and effect as if made on and as of such date, except, (A) where the failure of such representations and warranties to be so true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, with respect to representations and warranties set forth in Section 4.2(a) and Section 4.4 of the Merger Agreement, each of which individually shall have been true and correct in all respects (except for, with respect to Section 4.2(a) of the Merger Agreement, inaccuracies that are, in the aggregate, de minimis) as of the expiration date of the Offer, and (B) for those representations and warranties that shall have been true and correct as of a particular date. For purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this clause (1), (i) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) the “Company Material Adverse Effect” qualifier in the representation and warranty set forth in Section 4.8(b) of the Merger Agreement shall not be disregarded pursuant to the terms of this proviso) and (ii) any update of or modification to the Company’s disclosure letter relating to the Merger Agreement that is made or purported to have been made after the date of the Merger Agreement shall be disregarded, or (y) the Company shall not have furnished to Parent, upon Parent’s written request, immediately prior to the Appointment Time a certificate certifying as to the satisfaction of this condition (C)(1);

(2) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any material covenant or other material agreement of the Company to be performed or complied with by it under the Merger Agreement, or the Company shall not have furnished to Parent, upon Parent’s written request, immediately prior to the Appointment Time a certificate certifying as to the satisfaction of this condition;

(3) there shall be pending or Parent, Purchaser or the Company shall have received notice (oral or written) of any action, claim, suit, litigation, proceeding (public or private) or criminal prosecution (“Action”) by any governmental entity of competent jurisdiction located within the United States or Germany against Parent, Purchaser, the Company or any subsidiary of the Company (i) challenging the acquisition by Purchaser (or Parent on Purchaser’s behalf) of any Shares pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or (ii) seeking to compel Parent, the Company or any of their respective subsidiaries to agree to any sale, divestiture, license or other disposition of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such stock, businesses, assets or properties, if such actions reasonably would be expected to have a material adverse effect on (A) the Company and its subsidiaries, taken as a whole, (B) the benefits expected to be derived by Parent and its subsidiaries from the transactions contemplated by the Merger Agreement or (C) the operations or businesses of Parent and its subsidiaries, taken as a whole (assuming for purposes of this clause (C) that Parent and its subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its subsidiaries, taken as a whole);

(4) (i) any governmental entity of competent jurisdiction located within the United States or Germany shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer and the Merger any law, statute, rule or regulation that is in effect and makes the Offer or the Merger illegal or which prohibits, requires a mandatory filing or notification as a condition to the legality or approval of, or otherwise prevents the Offer and the Merger or (ii) any governmental entity of competent jurisdiction located within the United States, Germany or any other jurisdiction shall have issued or granted any judgment, order or injunction that is in effect makes the Offer and the Merger illegal or prohibits or otherwise prevents the Offer and the Merger, and such judgment, order or injunction has become final and non-appealable, provided, however, with respect to any jurisdictions other than the United States and Germany, only if such event reasonably would be expected to have a material adverse effect on (a) the Company and its subsidiaries, taken as a whole, (b) the benefits expected to be derived by Parent and its subsidiaries from the transactions contemplated by the Merger Agreement or (c) the operations or businesses of Parent and its subsidiaries, taken as a whole (assuming for purposes of this determination that Parent and its subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its subsidiaries, taken as a whole);

(5) there has occurred and is continuing a Company Material Adverse Effect; or

(6) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

For purposes of the Merger Agreement, “Material Adverse Effect” means any fact, circumstance, event, occurrence, change or effect that, individually or when taken together with all other such facts, circumstances, events, occurrences, changes or effects, (i) has had or is reasonably likely to have a material adverse effect on the business, operations, assets (including intangible assets), financial condition or results of operations of the Company taken as a whole with its subsidiaries, or (ii) prevents the Offer or the Merger or materially impairs the ability of the Company to consummate the Offer or the Merger; provided, however, that, for the purposes of clause (i) above, none of the following facts, circumstances, events, occurrences, changes or effects, by itself or when aggregated with any one or more of the other such facts, circumstances, events, occurrences, changes or effects, shall be deemed to be or constitute a Company Material Adverse Effect and none of the following facts, circumstances, events, occurrences, changes or effects, by itself or when aggregated with any one or more of the other such facts, circumstances, events, occurrences, changes or effects, shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(A) (1) any changes resulting from or arising out of general market, economic or political conditions or (2) conditions (or any changes therein) in the industries in which the Company or any of its subsidiaries conduct business, in each case, including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events, provided that such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the same industries in which the Company or any of its subsidiaries conduct business;

(B) any changes or effects resulting from, arising out of or related to the announcement of the execution of the Merger Agreement or the pendency of the Offer or the Merger, as the case may be, including any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries with its employees, customers, distributors, partners or suppliers resulting therefrom (provided that this clause (B) shall not be applicable with respect to any breach by the Company of any of its representations or warranties to the extent that such representations or warranties relate to Contracts or other arrangements with third parties);

(C) any shareholder class action, derivative litigation or other Action made or brought by any of the current or former holders of Shares in their capacity as holders of Shares (on their own behalf or on behalf of the Company) arising out of or related to the Merger Agreement or any of the transactions contemplated hereby (including the Offer and the Merger);

(D) changes in GAAP or other accounting standards (or the interpretation thereof by a third party), law or regulatory conditions (or the interpretation thereof by a third party);

(E) any failure to take any specific action or the taking of any action at the written direction, or with the prior written consent, of Parent or Purchaser;

(F) the taking of any specific action required by the Merger Agreement or the failure to take any action prohibited by the Merger Agreement;

(G) changes in the trading price or trading volume of the Company’s common stock, in and of themselves (it being understood that any underlying cause of any such change may, subject to the other terms of this definition, be taken into consideration when determining whether a Material Adverse Effect has occurred); or

(H) any failure by the Company to meet any public estimates or expectations of the Company’s bookings, revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its bookings, revenues, earnings, earnings per share or other financial performance or results of operations (it being understood that any underlying cause of any such failure may, subject to the other terms of this definition, be taken into consideration when determining whether a Material Adverse Effect has occurred).

15. Certain Legal Matters and Regulatory Approvals.

General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent’s investigation of the Company (see Section 10), neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental entity which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser’s present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser’s right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

State Takeover Laws. The Company is incorporated under the laws of the state of Washington. In general, Chapter 23B.19 of the WBCA (“Chapter 23B.19”) prevents an “acquiring person” (generally a person who beneficially owns ten percent or more of the outstanding voting shares of the target corporation) from engaging in a “significant business transaction” (defined to include mergers and certain other transactions) with a Washington corporation for a period of five years following the date such person became an acquiring person unless, among other things, prior to such date a majority of the members of the board of directors of the corporation approved either the significant business transaction or the transaction in which the acquiring person became an acquiring person. On December 15, 2011, prior to the execution of the Merger Agreement, the Board unanimously (i) determined that the Merger Agreement is advisable and fair to, and in the best interests of, the Company and the Company’s shareholders, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the Company’s shareholders, (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iv) recommended that the Company’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required under Washington Law, approve the Merger Agreement. Accordingly, Chapter 23B.19 is inapplicable to the Offer and the Merger.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not attempted to comply with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

HSR Clearance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

Pursuant to the HSR Act, on January 5, 2012, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration or earlier termination of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on January 20, 2012, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer will be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 1 and Section 14.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

German Antitrust Clearance. The acquisition of Shares by Purchaser pursuant to the Offer is also conditional upon merger control approval by the FCO or expiry of the relevant waiting period under the ARC without a decision by the FCO. On January 5, 2012, Parent filed the required notification with the FCO. On January 13, 2012, Parent received notice that the FCO had unconditionally approved the transaction.

Other Laws and Legal Matters. According to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, the Company conducts operations in a number of foreign countries. In the event that one or more foreign laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant foreign authority. Such government may also attempt to impose additional conditions on the Company’s operations conducted in such countries. After completion of the Offer, Purchaser will seek further information regarding the applicability of any such laws and presently intends to take such action as such laws may require.

Legal Proceedings. On December 21, 2011, a purported class action lawsuit was filed in the Superior Court of Washington in Snohomish County in connection with the planned acquisition of the Company by Parent. The plaintiff, David Raul as custodian for Pinchus E. Raul Utma NY, purports to bring this suit as a class action on behalf of the public stockholders of the Company. The complaint names the Company and each of its eight directors as defendants and alleges that the directors breached their fiduciary duties by failing to follow a proper sales procedure and failing to procure a fair price for the shareholders of the Company, and that the Company aided and abetted the breaches of fiduciary duty by the directors. The complaint does not name Parent or Purchaser as a defendant.

A second purported class action lawsuit was filed in connection with the planned acquisition of the Company by Parent in the Superior Court of Washington in King County on December 21, 2011. The plaintiff, Rohit Sangal, purports to bring this suit as a class action on behalf of the public stockholders of the Company. In addition to the Company and each of its eight directors, the complaint also names Parent and Purchaser as defendants. The complaint alleges that the Company’s directors breached their fiduciary duties by failing to follow a proper sales procedure and failing to procure a fair price for the shareholders of SonoSite. The complaint also alleges that the directors breached their fiduciary duties through materially inadequate disclosures and material omissions, although the complaint does not contain any details of the alleged inadequate disclosures or omissions. In addition, the complaint alleges that each of the Company, Parent and Purchaser aided and abetted the breaches of fiduciary duties by the Board of Directors of SonoSite.

Both plaintiffs seek injunctive relief, damages in an unspecified amount, and attorney’s fees and costs.

On January 5, 2012, the Snohomish County court approved the transfer of the Raul action to King County. Parent and Purchaser expect the two complaints will be consolidated into a single proceeding after the transfer to King County is complete.

Parent and Purchaser believe that the complaints described above are, and any follow-on complaints would be, without merit. Parent and Purchaser intend to vigorously defend against the second complaint described above and any other actions in which they are named as defendants.

16. Fees and Expenses.

Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

Purchaser and Parent have retained Innisfree M&A Incorporated, as the Information Agent, and Computershare, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.

SALMON ACQUISITION CORPORATION

Dated: January 17, 2012

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE

OFFICERS OF PARENT AND PURCHASER

1.	Directors and Executive Officers of Parent.

The following table sets forth the name, current business address, country of citizenship and current principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each occupation set forth opposite an individual’s name, refers to employment with Parent.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Shigetaka Komori Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

President, Representative Director & Chief Executive Officer of FUJIFILM Corporation and President, Representative Director & Chief Executive Officer of FUJIFILM Holdings Corporation since 2003 and 2006, respectively.

Joined Fuji Photo Film Co., Ltd. in 1963 and was appointed a director in 1995. Took up the position of Director and Managing Director of Fuji Photo Film (Europe) GmbH in 1996 and was later elevated to President & Representative Director of Fuji Photo Film Co., Ltd. in 2000.

Shigehiro Nakajima Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Representative Director & Executive Vice President of FUJIFILM Holdings Corporation since 2011.

Joined Fuji Photo Film Co., Ltd. in 1973 and was appointed Corporate Vice President & President of Fuji Photo Film B.V. in 2005. Took up the position of Director, Senior Vice President & General Manager of the Emerging Countries Business Development Office of FUJIFILM Corporation and a director of FUJIFILM Holdings Corporation in 2010 and later became Representative Director, Executive Vice President & General Manager of Corporate Planning Headquarters of FUJIFILM Corporation in 2011.

Toshio Takahashi Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2006.

Joined Fuji Photo Film Co., Ltd. in 1965, and was appointed Corporate Vice President & General Manager of the Graphic Arts Systems Division in 2000. Took up the position of Director, Senior Vice President & General Manager of the Corporate Planning Division in 2003, and served as Representative Director, Executive Vice President & Chief Financial Officer of FUJIFILM Corporation and Representative Director, Executive Vice President & Chief Financial Officer of FUJIFILM Holdings Corporation from 2006 until 2011.

Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Takeshi Higuchi Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2010.

Joined FUJI PHOTO OPTICAL CO., LTD. in 1967 and was appointed President & Representative Director of FUJINON Corporation in 2000. Took up the position of Corporate Vice President & General Manager of the Optical Device Business Division of Fuji Photo Film Co., Ltd. in 2005, and later became Director, Senior Vice President & General Manager of the Electronic Imaging Products Division of FUJIFILM Corporation in 2008.

Yuzo Toda Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2009.

Joined Fuji Photo Film Co., Ltd. in 1973 and was appointed Corporate Vice President & General Manager of the Life Science Research Laboratories in 2004. Took up the position of Director, Corporate Vice President & General Manager of the Life Science Products Division in 2006 and later became Director, Senior Vice President & General Manager of Pharmaceutical Products Division of FUJIFILM Corporation in 2010.

Nobuaki Inoue Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2009.

Joined Fuji Photo Film Co., Ltd. in 1974 and was appointed Corporate Vice President & General Manager of the Graphic Systems Business Division in 2006. Took up the position of Director, Corporate Vice President & General Manager of the Graphic Systems Business Division and General Manager of the Advanced Marking Business Division of FUJIFILM Corporation in 2008 and later became Director, Senior Vice President & General Manager of R&D Headquarters of FUJIFILM Corporation in 2009.

Toru Takahashi Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2010.

Joined Fuji Photo Film Co., Ltd. in 1975 and was appointed Corporate Vice President & General Manager of the Recording Media Products Division of FUJIFILM Corporation in 2007. Took up the position of Director, Corporate Vice President & General Manager of the Corporate Planning Headquarters in 2008 and later became Director, Senior Vice President & Deputy General Manager of the Corporate Planning Headquarters & Overseas Business Strategy Office of FUJIFILM Corporation in 2011.

Kouichi Tamai Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJFIILM Holdings Corporation since 2010.

Joined Fuji Photo Film Co., Ltd. in 2003 and was appointed Fellow in 2005. Took up the position of Corporate Vice President & Deputy General Manager of the Corporate Planning Headquarters in 2006, and later became Director, Corporate Vice President & General Manager of the Production Engineering & Development Center in 2008 and Senior Vice President & General Manager of the Medical System Products Division of FUJIFILM Corporation in 2011.

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Name; Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Toshiaki Suzuki Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2011.

Joined Fuji Photo Film Co., Ltd. in 1974 and was appointed Corporate Vice President & General Manager of the Medical Systems Research & Development Center in 2006. Took up the position of Director, Corporate Vice President & General Manager of the Intellectual Property Division of FUJIFILM Corporation in 2011.

Keiji Mihayashi Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2011.

Joined Fuji Photo Film Co., Ltd. in 1978 and was appointed Corporate Vice President & General Manager of the Flat Panel Display Materials Research Laboratories of FUJIFILM Corporation in 2009. Took up the position of Director, Corporate Vice President & General Manager of the Flat Panel Display Materials Division in 2011.

Tadahito Yamamoto Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2007.

Joined Fuji Xerox Co., Ltd. in 1968. Assumed the position of director in 1994. Later appointed Senior Vice President & Director in 1996, heading up development. Named as Executive Vice President & Representative Director in 2002, and was elevated to President & Representative Director in 2007. Has been serving as a director of FUJIFILM Holdings Corporation since 2007.

Teisuke Kitayama Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2006.

Joined the Mitsui Bank, Ltd. in 1969, and was appointed President & Representative Director of Sumitomo Mitsui Financial Group, Inc. and Chairman of the Board & Representative Director of Sumitomo Mitsui Banking Corporation in 2005. Currently serving as Chairman of the Board of Sumitomo Mitsui Banking Corporation.

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2.	Directors and Executive Officers of Purchaser.

The following table sets forth the name, current business address, country of citizenship and current principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Each occupation set forth opposite an individual’s name refers to employment with Purchaser.

Name, Country of Citizenship and Current Business Address	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Kouichi Tamai Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJFIILM Holdings Corporation since 2010.

Joined Fuji Photo Film Co., Ltd. in 2003 and was appointed Fellow in 2005. Took up the position of Corporate Vice President & Deputy General Manager of the Corporate Planning Headquarters in 2006, and later became Director, Corporate Vice President & General Manager of the Production Engineering & Development Center in 2008 and Senior Vice President & General Manager of the Medical System Products Division of FUJIFILM Corporation in 2011.

Toru Takahashi Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

Director of FUJIFILM Holdings Corporation since 2010.

Joined Fuji Photo Film Co., Ltd. in 1975 and was appointed Corporate Vice President & General Manager of the Recording Media Products Division of FUJIFILM Corporation in 2007. Took up the position of Director, Corporate Vice President & General Manager of the Corporate Planning Headquarters in 2008 and later became Director, Senior Vice President & Deputy General Manager of the Corporate Planning Headquarters & Overseas Business Strategy Office of FUJIFILM Corporation in 2011.

Kenji Sukeno Japan 9-7-3, Akasaka, Minato-ku, Tokyo 107-0052, Japan

General Manager of Subsidiary Management & M&A Group, Corporate Planning Division of FUJIFILM Holdings Corporation since 2011.

Joined Fuji Photo Film Co., Ltd. in 1977 and was appointed CFO of FUJIFILM Holdings America, Inc. in 2002. Took up the position of Deputy General Manager of Optical Device Business Division of FUJIFILM Corporation in 2009.

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Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Overnight Courier:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

Questions or requests for assistance may be directed to the Information Agent at the addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 877-717-3930

Banks and brokers may call collect: 212-750-5833